UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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     AEP Industries Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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LETTER TO OUR STOCKHOLDERS

February 26, 2010

To our Stockholders:

We cordially invite you to attend our 2010 annual meeting of stockholders, which will be held on Tuesday, April 13, 2010, at 10:00 a.m., local time, at the Holiday Inn, 283 Route 17 South, Hasbrouck Heights, New Jersey.

At the annual meeting, stockholders will be asked to elect the three Class C Directors named in the accompanying proxy statement and to ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2010. We urge you to carefully review the proxy materials and to vote FOR the director nominees and FOR the ratification of KPMG’s appointment.

To our beneficial owners, please note that effective January 1, 2010, NYSE and SEC rule changes no longer permit a bank, broker or nominee to vote on behalf of beneficial owners with respect to uncontested elections of directors if you do not instruct your bank, broker or nominee on how to vote your shares in the manner set forth on your voting instruction card. Therefore, in particular, it is very important for you to vote your shares for the election of directors. Please refer to the accompanying notice and proxy statement for additional information regarding each of the proposals and the annual meeting.

Your vote is important. Whether or not you plan to attend the annual meeting, we urge you to vote promptly to save us the expense of additional solicitation. If you attend the annual meeting, you may revoke your proxy in accordance with the procedures set forth in the proxy statement and vote in person.

We hope to see you at the April 13, 2010 annual meeting.

Sincerely,

J. Brendan Barba
Chairman of the Board
President and Chief Executive Officer

Corporate Headquarters

125 Phillips Avenue

South Hackensack, NJ 07606

(201) 641-6600

AEP INDUSTRIES INC.

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

Our 2010 annual meeting of stockholders will be held on Tuesday, April 13, 2010 at 10:00 a.m., local time, at the Holiday Inn, 283 Route 17 South, Hasbrouck Heights, New Jersey to conduct the following items of business:

•	To elect three Class C Directors named in the accompanying Proxy Statement to serve for a three-year term or until their respective successors have been elected and qualified.

•	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2010.

•	To transact any other business that may properly come before the meeting or any postponement or adjournment of the meeting.

Only stockholders of our common stock at the close of business on February 16, 2010 are entitled to receive this notice and to attend and vote at the annual meeting. For ten days prior to the annual meeting, a complete list of stockholders will be available during regular business hours at our principal executive office, 125 Phillips Avenue, South Hackensack, NJ 07606. A stockholder may examine the list for any legally valid purpose related to the annual meeting.

Your vote is important. Whether or not you plan to attend the meeting, we urge you to vote promptly and save us the expense of additional solicitation. If you attend the annual meeting, you may revoke your proxy in accordance with the procedures set forth in the proxy statement and vote in person.

Note to Beneficial Owners.    Effective January 1, 2010, NYSE and SEC rule changes no longer permit a bank, broker or nominee to vote on behalf of beneficial owners with respect to uncontested elections of directors if you do not instruct your bank, broker or nominee on how to vote your shares in the manner set forth on your voting instruction card. Therefore, in particular, it is very important for you to vote your shares for the election of directors.

By Order of the Board of Directors

James B. Rafferty
Vice President, Treasurer and Secretary

South Hackensack, New Jersey

February 26, 2010

AEP INDUSTRIES INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

APRIL 13, 2010

ABOUT THE ANNUAL MEETING

Who is soliciting my vote?

The Board of Directors of AEP Industries Inc. (the “Board”) is soliciting your proxy for use at our 2010 annual meeting of stockholders and any adjournment or postponement of such meeting. The 2010 annual meeting of stockholders will be held on Tuesday, April 13, 2010, at 10:00 a.m., local time, at the Holiday Inn, 283 Route 17 South, Hasbrouck Heights, New Jersey.

The notice of annual meeting, proxy statement and form of proxy was first mailed to stockholders of record on or about February 26, 2010.

What is the purpose of the annual meeting?

At the annual meeting, you will be voting on the election of three Class C Directors named in this proxy statement and the ratification of the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for fiscal 2010. The Board recommends a vote FOR the director nominees listed in this proxy statement and FOR the ratification of KPMG’s appointment. We are not aware of any other matters that will be brought before the stockholders for a vote at the annual meeting. If any other matter is properly brought before the meeting, your signed proxy card gives authority to your proxies to vote on such matter in their best judgment; proxy holders named in the proxy card will vote as the Board recommends or, if the Board gives no recommendation, in their own discretion.

In addition, management will report on our performance and will respond to appropriate questions from stockholders. Representatives of KPMG will be present at the annual meeting, will make a statement, if they desire to do so, and will answer appropriate questions from our stockholders.

Who is entitled to vote?

You may vote if you owned shares of our common stock at the close of business on February 16, 2010, provided such shares are held directly in your name as the stockholder of record or are held for you as the beneficial owner through a broker, bank or other nominee. Each share is entitled to one vote on each matter properly brought before the meeting. As of February 16, 2010, we had 6,849,568 shares of common stock outstanding and entitled to vote.

What is the difference between holding shares as a stockholder of record and a beneficial owner?

Stockholders of Record.    If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares, and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to us through the enclosed proxy card or to vote in person at the annual meeting.

Beneficial Owners.    Many of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares, and these proxy materials (including a voting instruction card) are being forwarded to you by your broker, bank or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting unless you request and obtain a proxy from your broker, bank or nominee. Your broker, bank or nominee has enclosed a voting instruction card for you to use in directing the broker, bank or nominee regarding how to vote your shares.

May I vote my shares in person at the annual meeting?

Even if you plan to be present at the meeting, we encourage you to vote your shares prior to the meeting.

Stockholders of Record.    If you are a stockholder of record and attend the annual meeting, you may deliver your completed proxy card or vote by ballot.

Beneficial Owners.    If you hold your shares through a bank, broker or other nominee and want to vote such shares in person at the annual meeting, you must obtain a proxy from your broker, bank or other nominee giving you the power to vote such shares.

Can I vote my shares without attending the annual meeting?

By Mail.    You may vote by completing, signing and returning the enclosed proxy card or voting instruction card. If you are a stockholder of record and the postage-paid envelope is missing, please mail your completed proxy card to AEP Industries Inc., c/o James B. Rafferty, Vice President, Treasurer & Secretary, 125 Phillips Avenue, South Hackensack, NJ 07606.

Participants in the 401(k) Savings and Employee Stock Ownership Plan.    Your proxy card will serve to instruct the trustee of the 401(k) Savings and Employee Stock Ownership Plan how to vote your shares. If you do not provide instructions on how to vote your shares, those shares will not be voted. To allow sufficient time for the trustee to vote your shares, your proxy card must be received by April 9, 2010.

Other.    If you are a beneficial owner or you receive your annual meeting materials by e-mail, you may have the option to vote your shares via the internet or telephone.

Can I change my vote?

Stockholders of Record.    You may change your vote at any time before the proxy is exercised by voting in person at the annual meeting or by filing with our Secretary either a notice revoking the proxy or a properly signed proxy, in each case bearing a later date. Your attendance at the annual meeting in person will not cause your previously granted proxy to be revoked unless you file the proper documentation.

Beneficial Owners.    If you hold your shares through a bank, broker or other nominee, you should contact such person prior to the time such voting instructions are exercised.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, it means that you have multiple accounts with banks, brokers, other nominees and/or our transfer agent. Please sign and deliver, or otherwise vote, each proxy card and voting instruction card that you receive. We recommend that you contact your nominee and/or our transfer agent, as appropriate, to consolidate as many accounts as possible under the same name and address. Our transfer agent is:

American Stock Transfer & Trust Company

59 Maiden Lane

New York, NY 10038

Telephone: 800-937-5449

What if I do not vote for some of the items listed on my proxy card or voting instruction card?

Stockholders of Record.    If you indicate a choice with respect to any matter to be acted upon on your proxy card, the shares will be voted in accordance with your instructions. Proxy cards that are signed and returned, but do not contain voting instructions with respect to certain matters, will be voted in accordance with the recommendations of the Board on such matters.

Beneficial Owners.    If you indicate a choice with respect to any matter to be acted upon on your voting instruction card, the shares will be voted in accordance with your instructions. If you do not indicate a choice or return the voting instruction card, the bank, broker or other nominee will determine if it has the discretionary authority to vote on each matter. Under applicable law, a bank, broker or nominee has the discretion to vote on routine matters, which includes the ratification of the appointment of an independent registered public accounting firm. Effective January 1, 2010, NYSE and SEC rule changes no longer permit a bank, broker or nominee to vote on behalf of beneficial owners with respect to uncontested elections of directors if you do not instruct your bank, broker or nominee on how to vote your shares in the manner set forth on your voting instruction card. Therefore, in particular, it is very important for you to vote your shares for the election of directors.

How many shares must be present to hold the meeting?

In order for us to conduct the annual meeting, a majority of our outstanding shares entitled to vote as of February 16, 2010 must be present in person or by proxy at the meeting. This is known as a quorum. Abstentions will be considered as present for purposes of determining a quorum.

What vote is required to approve each item of business?

Election of Directors.    The three nominees receiving the highest number of “for” votes at the meeting will be elected as Class C Directors. This number is called a plurality. Abstentions and withheld votes will have no effect on the outcome of the vote.

Ratification of Appointment of KPMG.     The affirmative vote of holders of a majority of shares entitled to vote and present at the meeting, in person or by proxy, is required for ratification of the appointment of KPMG as our independent public registered accounting firm for fiscal 2010. Abstentions will have the same effect as a vote against the matter. Although stockholder approval of the appointment is not required by law and is not binding on us, the Audit Committee will take your vote on this proposal into consideration when appointing our independent registered public accounting firm in the future. Even if the stockholders ratify the appointment of KPMG, the Audit Committee may in its sole discretion terminate the engagement of KPMG and direct the appointment of another independent public registered accounting firm at any time during the year, although it has no current intention to do so.

Who will count the votes and where can I find the voting results?

American Stock Transfer & Trust Company will tabulate the voting results. We intend to announce the voting results at the annual meeting and, in accordance with recent rules enacted by the SEC, we will publish the results in a current report on Form 8-K within four business days of the annual meeting.

PROPOSAL NO. 1—

ELECTION OF DIRECTORS

The Board currently consists of 10 members serving three-year staggered terms. In February 2010, the Board determined to increase the size of the Board from nine directors to 10 directors and appointed Daniel D. Khoshaba to fill the newly created seat as a Class A director. See “—Agreement with KSA Capital Management LLC” for additional information. Three directors are to be elected at the annual meeting to hold office until the 2013 annual meeting of stockholders (“Class C directors”). Each director will serve until a successor is elected and qualified or until such director’s earlier resignation, retirement or death. The Board has re-nominated the current Class C directors, J. Brendan Barba, Richard E. Davis and Lee C. Stewart, for new three-year terms. With the exception of Mr. Barba, the Board has affirmatively concluded that such director nominees are independent under the applicable rules of the NASDAQ Global Select Market (“Nasdaq”).

Each of the nominees has consented to be listed in this proxy statement and agreed to serve as a director if elected by the stockholders. If any nominee becomes unable or unwilling to serve between the date of this proxy statement and the annual meeting, the Board may designate a new nominee and the persons named as proxies in the attached proxy card will vote for that substitute nominee. Alternatively, the Board may reduce the size of the Board.

The Board recommends that you vote FOR the election of each of the following Class C director nominees:

Nominee	Age	Director Since	Director Background
J. Brendan Barba	69	1970	•Our President and Chief Executive Officer since 1970 •Our Chairman of the Board since 1985

Richard E. Davis	67	2004

•Vice President—Finance and Chief Financial Officer of Glatt Air Techniques, Inc. (supplier of solids processing technology to pharmaceutical and manufacturing organizations) since 1988

•Vice President, Finance and Chief Financial Officer of The GMI Group (conglomerate with computer graphics, advertising, audio/visual presentations, music and book publishing operations) from 1985 to 1988

Lee C. Stewart	61	1996

•Financial consultant to third parties since March 2001

•Executive Vice President and Chief Financial Officer of Foamex International, Inc. (manufacturer of polyurethane products) from March to May 2001

•Vice President of Union Carbide Corporation (manufacturer of petrochemicals) from 1996 to 2001

•Investment banker with Bear Stearns & Co., Inc. for more than ten years prior to 1996

•Member of the Board of Directors of:

•P.H. Glatfelter Company (NYSE company that is a global manufacturer of specialty papers and engineering products); serves on the Compensation, Finance (Chair) and Nominating and Corporate Governance Committees

•Marsulex, Inc. (a Toronto Stock Exchange company, providing outsourced environmental compliance services); serves on Audit and Human Resources & Compensation Committees

•ITC Holdings Corp. (NYSE company that is an electrical transmission company); serves on Audit and Finance and Compensation Committees

The remaining directors are Class A directors (term expires in 2011) or Class B directors (term expires in 2012). With the exception of Messrs. Feeney and Noll, the Board has affirmatively concluded that such directors are independent under the applicable rules of Nasdaq.

Director/Class	Age	Director Since	Director Background
Kenneth Avia Class A	67	1980

• Managing Principal of Avia Consulting Group LLC since 2002

• Executive Vice President of First Data Merchant Services (global payment services firm) from 1993 to 2002

• Divisional Vice President of Automatic Data Processing, Inc. (global independent computing services firm) from 1984 to 1993

Paul E. Gelbard Class A	79	1991

• Of Counsel, Warshaw Burstein Cohen Schlesinger & Kuh, LLP (law firm) since 2000

• Of Counsel, Bachner Tally & Polevoy LLP (law firm) from 1997 to 1999

• Partner, Bachner Tally Polevoy & Misher LLP from 1974 to 1996

• Member of the Board of Directors of:

• CPNA International, Ltd. (private entity)

Daniel D. Khoshaba Class A	50	2010

• Managing member of KSA Capital Management, LLC, a private wealth management firm, since November 2004

• Financial analyst and managing director at Salomon Brothers, and later Deutsche Bank, for 12 prior years, where he was a top rated packaging and container analyst

• Former founder of a cutting tool manufacturing company that serves the automotive, defense and aircraft industry

• Member of the Board of Directors of:

• DOME Project (a non-profit corporation that works with inner city children at risk)

Lawrence R. Noll Class A	61	2005

• Our Vice President, Tax and Administration since 2007

• Our Vice President, Controller and Secretary from 2005 to 2007

• Our Vice President and Controller from 1996 to 2005

• Our Secretary from 1993 to 1998

• Our Vice President, Finance from 1993 to 1996

• Our Director from 1993 to 2004

• Our Controller from 1980 to 1993

Director/Class	Age	Director Since	Director Background
Robert T. Bell Class B	66	2006

•Member/Manager of Foundation Consultants LLC since 2002

•Executive Director, Charles B. Wang Foundation from 1998 to present

•Executive Director, Charles B. Wang International Foundation (f/k/a Sagamore Hill Supporting Organization) from 1999 to present

•Certified Public Accountant, Mendelsohn, Kary, Bell & Natoli, LLP from 1965 to 1998; Partner from 1973 to 1998; Managing Partner from 1986 to 1996

•Member of the Board of Directors of:

•The Smile Train Inc. (public charity); serves on Audit Committee

•Goldberg/Berdais Child Development Center (f/k/a Dr. David Goldberg Child Care Center) (private entity); serves on Finance Committee; Treasurer

•Memorial Day Nursery of Paterson, Inc. (private entity); serves on Finance Committee

•Plainview Chinese Cultural Center, Inc. (private entity); serves on Finance Committee

•Charles B. Wang Foundation (private entity)

•Charles B. Wang International Foundation (private entity)

•New York Islanders Children’s Foundation (public charity)

Paul M. Feeney Class B	67	1988	•Our Executive Vice President, Finance and Chief Financial Officer since 1988 •Vice President and Treasurer of Witco Corporation (a chemical products corporation) from 1980 to 1988

Frank P. Gallagher Class B	66	2005

•Retired since 2003

•Chairman of the Board of Coach USA (a transportation company) from 1999 to 2003; Director from 1996 to 2003

•Chief Executive Officer of Coach USA from 2000 to 2001

•Director of Stagecoach Holding PLC (a transportation company from Perth, Scotland) from 2000 to 2001

•Executive Vice President and Chief Operating Officer of Coach USA from 1998 to 1999

•President of Community Coach (a transportation company) from 1985 to 1998

•Member of the Board of Directors of:

•ABC Company (private entity)

Agreement with KSA Capital Management LLC

On February 12, 2010, the Company entered into a letter agreement (the “Letter Agreement”) with KSA Capital Management, LLC (“KSA”), certain of KSA’s affiliates and Mr. Khoshaba (collectively, the “KSA Investors”). Pursuant to the Letter Agreement, the Company agreed to appoint Mr. Khoshaba as a Class A director to fill the newly created seat on the Board.

Pursuant to the Letter Agreement, the members of the KSA Investors (which beneficially owns approximately 14% of our common stock) have agreed to vote for and publicly support and recommend the Board’s slate of nominees for director at the Company’s 2010 annual meeting. In addition, the KSA Investors has agreed to customary standstill provisions through the 2011 annual meeting. The standstill provisions provide, among other things, that the KSA Investors will not (a) engage in or in any way participate in a solicitation of proxies or consents with respect to the Company, (b) initiate any shareholder proposals, (c) control or seek to control, or influence or seek to influence, the management, the Board or the policies of the Company, and (d) have any discussions or communications, or enter into any arrangements, understanding or agreements (whether written or oral), with, or advise, finance, assist or encourage, any other person in connection with any of the foregoing.

If the Board determines, in its sole discretion, to re-nominate Mr. Khoshaba for election as a director at the 2011 annual meeting, the standstill provisions contained in the Letter Agreement will continue until Mr. Khoshaba is no longer serving on the Board. In addition, if the Board determines to re-nominate Mr. Khoshaba in connection with the 2011 annual meeting, the members of the KSA Investors will vote for and publicly support and recommend the Board’s slate of nominees for director at the 2011 annual meeting and at each annual meeting of stockholders held thereafter for so long as Mr. Khoshaba continues to serve on the Board.

In connection with Mr. Khoshaba’s appointment to the Board, the Board has waived the requirement in the Company’s Corporate Governance Guidelines requiring newly appointed directors to be subject to stockholder election at the next annual meeting of stockholders following their appointment.

BOARD MATTERS

The Board of Directors and Committees

General.    The Board currently consists of 10 directors and is led by our Chairman, J. Brendan Barba. The Board has general oversight responsibility for our affairs and, in exercising its fiduciary duties, the Board represents and acts on behalf of the stockholders. Although the Board does not have responsibility for our day-to-day management, it stays regularly informed about our business and provides oversight and guidance to our management through periodic meetings and other communications. The Board is significantly involved in, among other things, our strategic planning process, leadership development and succession planning, as well as other functions carried out through the Board committees as described below.

Meetings.    The Board and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. The independent directors hold regularly scheduled executive sessions to meet without management present, with rotating directors leading such sessions. These executive sessions generally occur around regularly scheduled meetings of the Board.

All directors are expected to attend all meetings, including the annual meeting of stockholders. The Board met five times during fiscal 2009. In fiscal 2009, each current director attended more than 75% of the aggregate of all meetings of the Board and the committees of which he was a member. Further, all directors attended the 2009 annual meeting of stockholders.

Director Independence.    The Board believes that there should be at least a majority of independent directors on the Board. The Board recently undertook its annual review of director independence in accordance with the applicable rules of Nasdaq. The independence rules include a series of objective tests, including that the director is not employed by us and has not engaged in various types of business dealings with us. In addition, the Board is required to make a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Pursuant to such authority, the Board has adopted additional categorical standards regarding relationships that the Board does not consider material for purposes of determining a director’s independence, as set forth in the Company’s Corporate Governance Guidelines, which is available on the Investor Relations section of our website at www.aepinc.com. In making these determinations, the Board reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities as they may relate to us and our management.

The Board has affirmatively determined, after considering all of the relevant facts and circumstances, that Messrs. Avia, Bell, Davis, Gallagher, Gelbard, Khoshaba and Stewart are independent directors under the applicable rules of Nasdaq. Messrs. Barba, Feeney and Noll are employed by us and therefore are not independent directors.

Each of the members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are independent under the Nasdaq rules. In addition, the Board has affirmatively determined that the members of the Audit Committee qualify as independent under the audit committee independence rules established by the Securities and Exchange Commission (the “SEC”).

Committees.    The Board has delegated various responsibilities and authority to Board committees. Each committee has regularly scheduled meetings and reports on its activities to the full Board. Each committee operates under a written charter approved by the Board, which is reviewed annually by the respective committee and the Board. Each committee’s charter is posted on the Investor Relations section of our website at www.aepinc.com. The table below sets forth the membership and meeting information for the three Board committees in fiscal 2009:

Director	Audit	Compensation	Nominating(1)
Kenneth Avia	X	X
J. Brendan Barba
Robert T. Bell(2)	Chair
Richard E. Davis(2)	X		X
Paul M. Feeney
Frank P. Gallagher		X	Chair
Paul E. Gelbard			X
Daniel D. Khoshaba(3)
Lawrence R. Noll
Lee C. Stewart	X	Chair
Meetings	5	5	1

(1)	Effective January 2010, the Board restructured this committee as the Nominating and Corporate Governance Committee.

(2)	Effective April 14, 2009, Mr. Bell was appointed Chair of the Audit Committee replacing Mr. Davis.

(3)	Appointed to Board in February 2010. He has not been appointed to a Board committee as of the date hereof.

Audit Committee.    The Audit Committee assists the Board in its general oversight of our financial reporting and internal controls functions, inquires about significant risks and reviews and assesses the control and risk management processes established to monitor those risks, monitors compliance with significant legal and regulatory requirements, and is directly responsible for the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm, currently KPMG. The responsibilities and activities of the Committee are described in greater detail in “Audit Committee Report” and “Audit Committee Matters,” as well as in its charter.

The Board has determined that each Committee member has sufficient knowledge in reading and understanding financial statements to serve on the Committee. The Board has further determined that Messrs. Bell, Davis and Stewart qualify as “audit committee financial experts” in accordance with SEC rules. The designation of an “audit committee financial expert” does not impose upon such persons any duties, obligations or liability that are greater than those which are generally imposed on each of them as a member of the Committee and the Board, and such designation does not affect the duties, obligations or liability of any other member of the Committee or the Board.

Compensation Committee.    The Compensation Committee administers the compensation programs for the Company’s executive officers and non-employee directors. The Committee’s responsibilities include recommending and overseeing compensation and benefit plans and policies, recommending or approving equity grants and otherwise administering share-based plans, and reviewing annually all compensation decisions relating to the Company’s executive officers and non-employee directors. The responsibilities and activities of the Committee are described in greater detail in “Compensation Discussion and Analysis,” as well as in its charter.

The Board has determined that current members of the Committee qualify as “non-employee directors” as defined in Rule 16b-3 of the Securities Exchange Act of 1934, as amended (“Exchange Act”).

Role of Management.    Similar to prior years, in fiscal 2009 the Committee received significant input from Messrs. Barba and Feeney with respect to design and implementation of the Company’s compensation program for its executive officers. See “Compensation Discussion and Analysis—Advisors Utilized in Determination of Executive Compensation” for further information.

Role of Compensation Consultant.    The Committee has the sole authority to engage outside advisors and establish the terms of such engagement, including compensatory fees. As further specified below, the Committee has engaged Mercer Human Resource Consulting (“Mercer”) as its compensation consultant for both its executive officer and non-employee director compensation programs. In connection with such engagements, the Committee determined to engage Mercer and approved the terms of such engagement independently from the Company’s management. Further, the responsibilities of Mercer were determined solely by the Committee.

With respect to executive officer compensation, the Committee determined that it would not materially change the compensation program for fiscal 2009 and that it was unnecessary to obtain a revised peer group compensation study for fiscal 2009. Therefore, the Committee concluded not to engage a compensation consultant for the fiscal 2009 executive officer compensation program. The Committee intends to retain a compensation consultant to perform a comprehensive review of the Company’s executive compensation program, including providing market analyses and completing a peer group compensation study, approximately every three years or as otherwise appropriate. The Committee engaged Mercer to perform a comprehensive executive compensation review with respect to the fiscal 2010 executive compensation program, given that it had been approximately three years since the last review and that the integration of acquired assets of Atlantis Plastics, Inc. had largely been completed. The Committee had last retained a compensation consultant, Mercer, in fiscal 2006 in connection with the Committee’s comprehensive review of the Company’s executive compensation program. At such time, Mercer provided market information and analyses, assisted in formulating the appropriate peer group, and provided recommendations for the elements of compensation and target annual compensation. See “Compensation Discussion and Analysis” for further information.

With respect to non-employee director compensation, the Committee determined that it would not materially change the compensation program for fiscal 2009 and that it was unnecessary to obtain a revised compensation study for fiscal 2009. Therefore, the Committee concluded not to engage a compensation consultant for the fiscal 2009 non-employee director compensation program. The Committee intends to retain a compensation consultant to perform a comprehensive review of the Company’s non-employee director compensation program approximately every three years or as otherwise appropriate. The Committee last retained Mercer in fiscal 2008 to review, assess and report on the adequacy and fairness of such program. The responsibilities of Mercer included providing market information and analyses, formulating the appropriate peer group, and providing recommendations for the elements of compensation and amount of annual compensation. See “–Director Compensation” below for additional information on this engagement.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee, formerly the Nominating Committee prior to January 2010, is responsible for identifying individuals qualified to become Board members and recommending director nominees to the Board. In addition, beginning January 2010, the Committee exercises general oversight over corporate governance policy matters of the Company, including developing, recommending and monitoring the corporate governance guidelines described below. See “—Corporate Governance” below for additional information on the corporate governance guidelines. The responsibilities and activities of the Committee are described in greater detail in its charter.

The Committee reviews and makes recommendations to the Board, from time to time, regarding the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board, the operations of the Company and the long-term interests of stockholders. Although specific qualifications for Board membership may vary from time to time, desired qualities include (a) the highest ethical character, integrity and shared values with the Company, (b) loyalty to the Company and concern for its success and welfare, (c) sound business judgment, (d) high-level leadership and achievement in a chosen field,

(e) expertise and breadth of knowledge about issues affecting the Company, (f) special competencies to Board activities, including financial, technical or other expertise, and (g) sufficient commitment and availability to effectively carry out a director’s duties.

The Committee’s general view is to re-nominate incumbent directors who continue to satisfy the Committee’s criteria for membership on the Board, continue to make important contributions to the Board and consent to continue their service on the Board. If a vacancy on the Board occurs or the Board increases in size, the Committee will actively seek individuals that satisfy the Committee’s criteria for membership on the Board and the Committee may rely on multiple sources for identifying and evaluating potential nominees, including referrals from our current directors and management. In fiscal 2009, the Committee did not employ a search firm or pay fees to other third parties in connection with identifying or evaluating Board nominee candidates.

The Committee will consider recommendations of director nominees by stockholders so long as such recommendations are sent on a timely basis and are otherwise in accordance with our By-Laws and applicable law. In November 2009, the Board approved amendments to the Company’s By-Laws to, among other things, clarify the timing of, and specify additional information required in connection with, the nomination of directors and the proposal of other business by stockholders. See “Additional Information—Requirements for Submission of Stockholder Proposals and Nominations for 2011 Annual Meeting” for additional information. The Committee will evaluate nominees recommended by stockholders against the same criteria that it uses to evaluate other nominees. Except as noted above with respect to the agreement with Daniel D. Khoshaba and KSA Capital Management, LLC, we did not receive any nominations of directors by stockholders for the 2010 annual meeting of stockholders.

Director Compensation

Non-employee directors of the Board receive a mix of cash and share-based compensation. The compensation mix is intended to encourage non-employee directors to continue Board service, to further align the interests of the Board and stockholders, and to attract new non-employee directors with outstanding qualifications. Directors who are employees or officers of the Company do not receive any additional compensation for Board service.

In fiscal 2008, Mercer was retained to review, assess and report on the adequacy and fairness of the non-employee director compensation program in three areas: (A) annual retainers; (B) meeting fees; and (C) share-based compensation. The Compensation Committee determined that no change was appropriate at this time, and such decision was ratified by the Board. The Committee intends to retain a compensation consultant to review non-employee director compensation approximately every three years or as otherwise appropriate. The Committee did not engage a compensation consultant for its fiscal 2009 director compensation program.

The following table sets forth the compensation program for non-employee directors in fiscal 2009:

Annual retainer:
Audit Committee members	$43,000
Other directors	35,000
Compensation Committee chair (additional amount)	5,000
Attendance fees per meeting:
Board	$1,500
Committee	1,200
Annual grant of nonqualified stock options (in shares)	2,000

The table below sets forth the compensation of each non-employee director in fiscal 2009.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Kenneth Avia	$58,900	$34,492	$93,392
Robert T. Bell	55,300	20,216	75,516
Richard E. Davis	56,500	32,580	89,080
Frank P. Gallagher	47,300	31,908	79,208
Paul E. Gelbard	43,700	34,492	78,192
Lee C. Stewart	60,664	34,492	95,156

(1)	The awards in this column reflect stock options granted under the 1995 and 2005 Stock Option Plans. The stock options vest in five equal installments on the first through fifth anniversaries of the grant date, provided the director continues to serve in such capacity on such respective dates. The stock options are generally issued on the date of the annual stockholders meeting, which historically occurs in April.

The amounts in this column represent the expense recognized for financial statement reporting purposes in fiscal 2009 (although estimates for forfeitures related to service-based conditions are disregarded), and therefore include expense from awards granted in and prior to fiscal 2009. Valuation assumptions used in determining the amortization expense are included in notes 7 and 10 of the Company’s audited financial statements in the Form 10-K for the fiscal years ended October 31, 2006 and 2009, respectively. The grant date fair value of each stock option granted on April 14, 2009 was $9.95.

As of October 31, 2009, each non-employee director had the following number of stock options outstanding: Kenneth Avia, 14,000; Robert T. Bell, 6,000; Richard E. Davis, 10,000; Frank P. Gallagher, 9,000; Paul E. Gelbard, 18,000; and Lee C. Stewart, 16,000.

Corporate Governance

The Board, as well as management, is committed to responsible corporate governance to ensure that we are managed for the benefit of our stockholders. To that end, the Board and management periodically review and update, as appropriate, our corporate governance policies and practices, and, when required, make changes to such policies and practices as are mandated by the Sarbanes-Oxley Act, other SEC rules and regulations and the listing standards of Nasdaq.

Changes in Fiscal 2009 and 2010.

Formation of Nominating and Corporate Governance Committee.    As noted previously, effective January 2010, the Board restructured the Nominating Committee as the Nominating and Corporate Governance Committee to ensure a continued focus on corporate governance policies and procedures, as well as to allow the full Board to spend additional time on strategic matters.

Corporate Governance Guidelines.    In January 2010, the Board adopted Corporate Governance Guidelines, a copy of which can be found in the Investor Relations section of our website at www.aepinc.com. The Nominating and Corporate Governance Committee is responsible for overseeing and reviewing these guidelines and recommending any changes to the Board. These guidelines address, among other things, director responsibilities, qualifications (including independence) and compensation, CEO succession and related matters. The Corporate Governance Guidelines include newly adopted or revised policies and practices of the Board, such as:

Board composition and structure

•	An expanded list of Board membership criteria for consideration by the Nominating and Corporate Governance Committee.

•	Categorical standards to assist the Board in making its subjective director independence determinations.

•

A policy that directors appointed as a result of a vacancy will be subject to stockholder election at the next annual meeting of stockholders regarding such person’s service until the end of the appointed term.

•

A policy that a director must submit his or resignation if such director’s principal occupation or business substantially changes or if a director’s circumstances changes in a manner that results in a significant negative impact to his or her director qualifications; such resignation will be evaluated based on whether the individual continues to otherwise satisfy the Board’s membership criteria.

•	A policy that a director should not stand for re-election after age 75, subject to exceptions determined by the Board.

•

A policy that limits directors from serving on more than five other public company boards (or more than two other boards if such director is an active CEO), subject to exceptions determined by the Board.

•	A policy that requires a director to provide advanced notice prior to accepting an invitation to serve on another public company board.

Board meetings

•	To assist with evaluating management’s succession planning, a policy that encourages senior management and certain other employees to make presentations to the Board.

Director compensation

•

Stock ownership guidelines adopted for directors; requires the ownership of 2,000 shares of common stock, with a grace period of five years to be in compliance. The guidelines are available on the Investor Relations section of our website at www.aepinc.com.

Stock Ownership Guidelines for Executive Officers.    In January 2010, the Board also adopted stock ownership guidelines for the Company’s executive officers. See “Compensation Discussion and Analysis—Long-Term, Share-Based Incentive Compensation” for additional information.

Amendment to By-Laws.    In November 2009, the Board approved amendments to the Company’s By-Laws to, among other things, clarify the timing of, and specify additional information required in connection with, the nomination of directors and the proposal of other business by stockholders. Such revisions were the result of recent case law in the state of Delaware, where the Company is incorporated. In particular, the Board believes that the additional information regarding the record stockholder, beneficial owner and nominee, if any, will allow the Board and the stockholders to make a more informed voting decision on such stockholder nominations and proposals.

Other.

The Board has adopted a Code of Conduct, which sets out the basic principles to guide the actions and decisions of our employees, directors and officers, including our principal executive officer, principal financial officer and principal accounting officer. The Code of Conduct addresses, among other things, ethical principles, insider trading, conflicts of interest, compliance with laws and confidentiality. The Code of Conduct can be found in the Investor Relations section of our website at www.aepinc.com. Any amendments to the Code of Conduct, or any waivers that are required to be disclosed by the rules of either the SEC or Nasdaq, will be posted on our website in the Investor Relations section.

A copy of the Board’s committee charters, the Code of Conduct and the Corporate Governance Guidelines will be sent to any stockholder, without charge, upon written request to Corporate Secretary, AEP Industries Inc., 125 Phillips Avenue, South Hackensack, NJ 07606.

Stockholder Communication with the Board

Any stockholder wishing to communicate with a particular director, with all or certain of the independent directors or with the entire Board should direct the communication to Corporate Secretary, AEP Industries Inc., 125 Phillips Avenue, South Hackensack, NJ 07606. If a stockholder does not wish to have our corporate secretary screen the communication, the stockholder should indicate that the material sent by the stockholder be delivered unopened to the person or persons to whom it is addressed.

To submit concerns regarding accounting, internal accounting controls or auditing matters, stockholders and other interested persons may also call the Company’s toll free, confidential hotline (1-800-750-4972). Employees may submit such concerns on a confidential and anonymous basis.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee, composed entirely of independent directors, administers the executive compensation program of the Company. The Committee’s responsibilities include recommending and overseeing compensation and benefit plans and policies, recommending or approving equity grants and otherwise administering share-based plans, and reviewing annually all compensation decisions relating to the Company’s executive officers, including the Chief Executive Officer, the Chief Financial Officer and the other executive officers named in the “Summary Compensation Table” (the “named executive officers”). This section of the proxy statement explains how the Company’s compensation programs are designed and operate in practice with respect to the named executive officers.

Executive Summary

The compensation program for named executive officers is designed to:

•	attract, retain and motivate key executives critical to the Company’s operations;

•	reward superior performance, including the achievement of financial and strategic goals;

•	foster individual growth; and

•	align the long-term interests of executives with those of stockholders.

In furtherance of the foregoing objectives, the Company’s compensation program for named executive officers in fiscal 2009 generally consisted of base salary, an annual incentive cash bonus (in accordance with the Management Incentive Plan, or “MIP”), performance units, a car allowance and certain other benefits provided to all salaried employees. Further, each named executive officer is subject to an employment agreement with the Company which, among other things, provides for specified termination benefits.

The following table sets forth how each element of compensation is intended to satisfy one or more of the Committee’s compensation objectives:

Element	Primary Purpose(s)
Base Salary	•Retain and attract employees in a competitive market •Reflect experience, responsibilities, anticipated individual growth and other subjective factors

Annual Incentive Cash Bonus	•Motivate and reward achievement of annual performance based measure(s) •Retain and attract employees in short term

Performance Units

•Motivate and reward achievement of annual performance based measure(s)

•Retain and attract employees in long term due to vesting requirements

•Direct alignment with stockholders, with value tied to trading price of common stock at vesting dates

Company Car Allowance	•Attract employees in a competitive market

Post-Termination Benefits	•Retain and attract employees in a competitive market •Ensure continued dedication of employees in case of personal uncertainties or risk of job loss

In making annual compensation determinations for the named executive officers, the Committee primarily focuses on target annual compensation, which consists of base salary, a target bonus, target performance unit grants and a company car allowance. Historically, in fiscal years for which the Committee engaged a compensation consultant to complete a peer group compensation study, the Committee utilized the median target annual compensation of executive officers in the peer group (the “Peer Group Median”) as the primary factor in determining the target annual compensation of the corresponding named executive officers. The Committee intends to retain a compensation consultant to complete a peer group compensation study approximately every three years or as otherwise appropriate. In fiscal years for which the Committee does not request an updated peer group compensation study, the Committee believes it is appropriate to increase target annual compensation for all of its named executive officers by a percentage that generally corresponds to the average salary increase for all of the Company’s employees. In either case, the Committee also reviews subjective factors for each named executive officer, although subjective factors generally have not resulted in material changes to the target annual compensation.

In establishing the amounts allocated to each element of target annual compensation, the Committee initially finalizes all compensation other than the target dollar value of the performance units. In fiscal years for which the Committee engages a compensation consultant to complete a peer group compensation study, salaries and target bonuses (set forth as a percentage of base salary) are based upon the Peer Group Median and subjective factors. In fiscal years for which the Committee does not request an updated peer group compensation study, salaries are increased by a percentage that generally corresponds to the average salary increase for all of the Company’s employees, while the target bonus (as a percentage of base salary) typically remains unchanged. The car allowance generally remains constant, although the Committee did revise the allowance in fiscal 2008.

Upon finalizing the foregoing elements of target annual compensation, the Committee calculates a target dollar value for performance unit grants equal to the difference between the Peer Group Median and the target annual compensation otherwise allocated to each named executive officer. The Committee historically has utilized discretion to increase the target dollar value for performance units of one or more named executive officers based upon strong performance reviews and/or an increase in responsibilities, although it only does so approximately to the extent the compensation of another executive officer is reduced to ensure an approximate net $0 effect. The number of performance units actually granted is equal to the target dollar value divided by the closing price of the Company’s common stock on Nasdaq on the grant date, which occurs in the beginning of the next calendar year.

The named executive officers will earn the target annual compensation only to the extent target performance measures are achieved. To the extent target performance measures are not achieved or are exceeded, the named executive officers will earn compensation below or above the Peer Group Median, respectively. Notwithstanding the foregoing, the Committee retains the discretion to give bonuses outside the Company’s annual cash incentive bonus plan, make equity grants other than performance units under the existing long-term incentive compensation program, and to provide other compensation which would negate the foregoing. Historically, the Committee has not utilized such discretion to make material compensation changes.

Fiscal 2009.

Target Annual Compensation.    For fiscal 2009, the Committee did not request an updated peer group compensation study and therefore determined to increase target annual compensation by 3% for all named executive officers, which was commensurate with the overall average wage increase of 3% provided to the Company’s salaried and non-bargaining employees. Base salaries increased by 3%. The target bonuses as a percentage of base salary remained unchanged, although the value of such target bonus increased by 3% reflecting the base salary increase. The company car allowance was not changed. The target dollar value of the performance unit grants increased by approximately 3% for Messrs. Feeney, Powers and Cron. On the recommendation of Mr. Barba based upon individual performance reviews and Mr. Barba’s recommendation to lower his target dollar value by $100,000, the Committee determined to provide Mr. Vegliante with a target dollar value of approximately $69,000 even though, prior to such changes, Mr. Vegliante’s target annual compensation was already over the Peer Group Median by approximately $31,000.

Target Performance Metrics.    The fiscal 2009 MIP Earnings Target of the Company was approximately $58.1 million, compared to a fiscal 2008 MIP Earnings Target of approximately $71.7 million. The fiscal 2009 Performance Unit Earnings Target was approximately $49.4 million, compared to a fiscal 2008 Performance Unit Earnings Target of approximately $56.8 million. In January 2009, when such performance targets were established, forecasts for fiscal 2009 generally called for a weakening economy in the United States, with the continuation of the severe economic recession. It was difficult to predict the duration and depth of the economic slowdown and the impact on the Company’s business, but the Company expected that a weak economy would continue to strain the resources of its customers, distributors and suppliers and negatively impact its businesses and operations. Further, the Company was limited in its ability to reduce costs to offset the results of a prolonged or severe downturn. As a result, the target performance goals approved by the Committee for the fiscal 2009 compensation program corresponded to the Committee’s reasonable judgment of what would be a good outcome for the Company for fiscal 2009 based on information known at the time of such determination.

Company Performance.    Fiscal 2009 was a challenging year. In addition to the difficult economic conditions in the United States with global and financial markets experiencing substantial disruption, the plastic packaging industry was extremely competitive due to consolidation and pricing pressures. Despite these difficult market conditions, the Company was successful in mitigating the economic impact on its business. Results benefited from lower resin prices (average resin prices decreased by 35%, or $0.27 per pound, during fiscal 2009 in comparison to fiscal 2008), higher volumes driven primarily from the Atlantis Plastics, Inc. acquisition, synergies resulting from the Atlantis acquisition and cost reduction strategies.

Net income for fiscal 2009 was $31.5 million, or $4.61 per diluted share, compared to net income for fiscal 2008 of $12.2 million, or $1.79 per diluted share. See the Company’s Form 10-K for the year ended October 31, 2009 for further information. The Company’s common stock increased 78.2% in fiscal 2009, from a closing price of $19.57 on October 31, 2008 to $34.88 on October 30, 2009.

Earned Incentive Compensation.    Fiscal 2009 MIP Adjusted EBITDA for the Company was approximately $66.2 million, or 113.9% of the MIP Earnings Target for the Company, which corresponded to a payment of approximately 169.3% of the target bonus of the named executive officers. Fiscal 2009 Performance Unit Adjusted EBITDA was $83.5 million, or 168.9% of the Performance Unit Earnings Target, and therefore all such performance units were earned. In fiscal 2008, the named executive officers did not earn an annual incentive cash bonus under the fiscal 2008 MIP and all of their performance units granted in fiscal 2008 were forfeited due to the failure to satisfy fiscal 2008 performance metrics. Therefore, the annual compensation earned by the named executive officers in fiscal 2009 is significantly higher than annual compensation earned in fiscal 2008.

Fiscal 2010.

Target Annual Compensation.    The Committee engaged Mercer to perform a comprehensive executive compensation review with respect to the fiscal 2010 executive compensation program, given that it had been approximately three years since the last review and that the integration of acquired assets of Atlantis had largely been completed. Following review of Mercer’s studies, the Committee determined that it would not materially change the compensation program for executive officers in fiscal 2010 due to the ongoing effects of the U.S. recession, generally and specifically in the plastic films industry, and the economic and financial market uncertainty generally in the United States.

As of the date hereof, for fiscal 2010, the Committee determined to increase target annual compensation by 3% for all named executive officers, which was commensurate with the overall average wage increase of 3% provided to the Company’s salaried and non-bargaining employees. Base salaries increased by 3%. The target cash bonuses as a percentage of base salary remained unchanged, although the value of such target cash bonus increased by 3% reflecting the base salary increase. The company car allowance remains unchanged. The target dollar value of the performance unit grants generally served to make up the shortfall compared to the Peer Group Median (which also was increased by 3% from fiscal 2009).

Target Performance Metric Definitions.    For fiscal 2010, the Performance Unit Adjusted EBITDA definition has been revised to track generally the MIP Adjusted EBITDA definition, which is net income before interest expense, income taxes, depreciation and amortization, discontinued operations, non-core business operating income, annual change in LIFO reserve, gain or loss on disposal of property, plant and equipment, non-operating income (expense) and share-based compensation expense, all as adjusted to remove foreign exchange effect. For fiscal 2010, the only differences in the metrics underlying the two performance-based compensation programs will be: (1) the MIP Earnings Target will include the subjective management adjustment intended to properly motivate MIP participants (i.e. an increase over budget) and (2) only the MIP Adjusted EBITDA calculation will take into account the add-back of 25% of the Company’s LIFO reserve existing on the Company’s balance sheet at October 31, 2006.

Company Forecasts.    Forecasts for fiscal 2010 generally call for a weak economy in the United States, with the continuation of the impacts of the economic recession. It is once again difficult to predict the duration and depth of the economic slowdown and the impact on the Company’s business, but the Company expects that the weak economy will continue to have a negative impact on its volumes and will put additional strain on its resources and those of its customer and suppliers. The Company also believes that the marketplace in which it sells its products will remain very competitive. Following a decline in average resin costs in the first quarter of 2009, resin costs steadily increased during the next nine months and thereby negatively impacted the Company’s gross profit. The Company believes that resin prices will more than likely continue to rise during fiscal 2010 with volatility continuing to be driven by increasing worldwide demand combined with domestic reductions in production capacity. There can be no assurance that the Company will be able to pass on resin price increases on a penny-for-penny basis in the future, if such costs were to increase.

The Company has implemented cost-reduction initiatives, including accelerating the consolidation of staffing, facilities and products related to the Atlantis acquisition that are designed to increase efficiency and preserve financial resources in order to meet the challenges of this volatile economic environment, as well as take advantage of opportunities in the marketplace. The Company is limited, however, in its ability to reduce costs to offset the results of a prolonged or severe downturn given the fixed cost nature of its business combined with its long term business strategy which demands that the Company remain in a position to respond when market conditions improve. The Company believes it is taking appropriate steps to minimize the impact of these conditions, primarily through staff reductions, shut downs of idle equipment and plant closures.

Advisors Utilized in Determination of Executive Compensation

Management.    In determining the compensation of executive officers, the Committee receives significant input from the recommendations of Messrs. Barba and Feeney, who have a combined 60 years experience in their executive officer roles with the Company and have the most involvement in and knowledge of the Company’s business goals, strategies and performance, the overall effectiveness of the management team and each person’s individual contribution to the Company’s performance. For each named executive officer, the Committee is provided a compensation recommendation as well as information regarding the individual’s experience, current performance, potential for advancement and other subjective factors. Messrs. Barba and Feeney also provide recommendations for the performance metrics to be utilized in the performance-based compensation programs, the appropriate performance targets and analyses of whether such performance targets have been achieved (including recommended adjustments). The Committee retains the discretion to modify the recommendations of Messrs. Barba and Feeney and reviews such recommendations for their reasonableness based upon individual and Company performance as well as market information.

The Committee works with management to set the agenda for Committee meetings, and Mr. Feeney is invited regularly to attend such meetings. The Committee also meets regularly in executive session to discuss compensation issues generally outside the presence of management, as well as to review the performance of and determine the compensation of Messrs. Barba and Feeney.

Third-Party Consultants.    In light of the recession and economic uncertainty in the United States in 2008 and 2009, the Committee determined that it would not materially change the compensation program for executive officers for fiscal 2009. Therefore, the Committee concluded that it was unnecessary to obtain a revised peer group compensation study or otherwise engage a compensation consultant with respect to the fiscal 2009 executive compensation program. The Committee intends to retain a compensation consultant to perform a comprehensive review of the Company’s executive compensation program, including providing market analyses and completing a peer group compensation study, approximately every three years or as otherwise appropriate. Prior to fiscal 2009, the Committee last retained a compensation consultant, Mercer, in fiscal 2006 in connection with the Committee’s comprehensive review of the Company’s executive compensation program. As noted above, the Committee engaged Mercer to perform a comprehensive executive compensation review with respect to the fiscal 2010 executive compensation program.

Benchmarking Data

In connection with the fiscal 2006 executive compensation review, Mercer and the Committee developed a peer group consisting of manufacturing companies with comparable business models (plastic films industry or plastics generally) and 2004 revenues (approximately 50% to 200% of the Company’s revenue). The peer group companies were:

•American Biltrite Inc.	•Constar International Inc.	•Omnova Solutions Inc.

•Ameron International Corporation	•Hexcel Corporation	•PW Eagle, Inc.

•AptarGroup, Inc.	•Insituform Technologies, Inc.	•Spartech Corporation

•Atlantis Plastics, Inc.	•Intertape Polymer Group Inc.	•Tredegar Corporation

•Buckeye Technologies Inc.	•Jarden Corporation	•Tupperware Brands Corporation

•Chesapeake Corporation	•Myers Industries, Inc.

Mercer compiled proxy statement data for the peer group companies, while also providing the Committee with general compensation survey data for comparative purposes. The proxy statement data utilized for the fiscal 2006 study was based upon compensation data included in proxy statements of peer group companies for their respective 2005 annual meeting of stockholders and therefore generally reflected 2004 compensation data. For comparative purposes, Mercer matched AEP’s top five executive officers to the top five executive officers of the peer group companies ranked according to total cash compensation (base salary plus target incentive compensation), so as to avoid the difficulty of trying to identify benchmark jobs that are functionally comparable without sufficient information. The Committee primarily relied upon the median target annual compensation from the proxy statement data, referred to as the Peer Group Median, to establish the target annual compensation for each named executive officer.

The peer group and survey data also were important factors in the Committee’s determination to grant performance units on an ongoing basis, beginning in fiscal 2006, to increase long-term performance compensation.

Elements of Compensation in Fiscal 2009 for Named Executive Officers

The primary elements of annual compensation provided to named executive officers in fiscal 2009 were base salary, an annual incentive cash bonus, performance units, a car allowance and certain benefits provided generally to all salaried employees (including participation in the 2005 Employee Stock Purchase Plan and Company matching under the 401(k) and Employee Stock Ownership Plan). Each named executive officer is subject to an employment agreement with the Company which, among other things, provides for specified termination benefits. The Company does not maintain any defined benefit pension plans or supplemental executive retirement plans. The Company also does not offer any nonqualified deferred compensation plans to its named executive officers.

Set forth below is the general timing of the fiscal 2009 compensation determinations for named executive officers:

Element of Compensation	Meeting Date/Review and Approval Steps
Base salary	October-November 2008 •Committee recommends and Board approves base salary

Annual Incentive Cash Bonus

October-November 2008

•Committee recommends and Board approves target bonus (as percentage of base salary)

•Committee approves the 2009 MIP

January 2009

•Committee approves fiscal 2009 performance goal

January 2010

•Committee reviews achievement of fiscal 2009 performance goal and determines bonus payout

Performance Units

October-November 2008

•Committee recommends and Board approves target dollar value of performance units

January 2009

•Committee approves performance unit grants based upon target dollar value

•Committee approves fiscal 2009 performance goal

January 2010

•Committee reviews achievement of fiscal 2009 performance goal and determines whether performance units are earned

In addition, the Committee and/or Board makes determinations with respect to post-termination benefits, perquisites and other compensation matters as it deems appropriate.

Base Salary

General.    Each named executive officer receives a base salary paid in cash. The employment agreements for each named executive officer established a base salary as of November 2004, with annual increases guaranteed to be at least equal to the percentage increase in the Consumer Price Index for all Urban Consumers for the New York-Northeastern New Jersey metropolitan area as published by the Bureau of Labor & Statistics for the twelve months ended on the September 30th immediately prior to the applicable fiscal year. The Committee may increase base salaries further at its discretion.

Fiscal 2009 Analysis.    The following table sets forth the base salaries approved for the named executive officers in fiscal 2008 and 2009, effective November 1 of such fiscal year:

Name	Fiscal 2008 Base Salary	Fiscal 2009 Base Salary
J. Brendan Barba	$827,040	$851,851
Paul M. Feeney	400,106	412,109
John J. Powers	301,264	310,302
Paul C. Vegliante	273,734	281,946
David J. Cron	290,449	299,162

For the twelve months ended September 30, 2008, the Consumer Price Index for all Urban Consumers for the New York-Northeastern New Jersey metropolitan area increased by 5.2%. The Committee instead determined to increase base salaries by 3%, reflecting the general average wage increase of Company employees, and each of the named executive officers agreed to waive the applicable increase specified in their employment agreements.

Annual Incentive Cash Bonus (MIP)

General—Performance Target.    Each named executive officer participates in the MIP, pursuant to which eligible employees receive a cash bonus upon the satisfaction of one or more annual performance targets established by the Committee. Since 1997, the Committee has utilized the achievement of MIP Adjusted EBITDA compared to the MIP Earnings Target as the applicable performance measure under the MIP. The actual performance goal for each participant is dependent upon job classification, with the intent to capture that portion of the Company’s business the performance of which a participant can reasonably influence. Certain executive officers have a performance goal related to the Company as a whole, while other participants have a performance goal related to various segments or divisions of the Company’s operations. Historically, the bonuses of Messrs. Barba and Feeney were subject to the satisfaction of the performance goal of the Company as a whole, while the bonuses of Messrs. Powers, Cron and Vegliante were subject to the performance goal of the Company’s North American operations. Beginning in fiscal 2009, the named executive officers have the same performance goal because the Company’s business solely consists of its North American operations.

MIP Adjusted EBITDA is defined as net income before interest expense, income taxes, depreciation and amortization, discontinued operations, non-core business operating income, annual change in LIFO reserve, gain or loss on disposal of property, plant and equipment, non-operating income (expense) and share-based compensation expense, all as adjusted to remove foreign exchange effect. During fiscal 2007, the Committee and Board approved the removal of the annual change in LIFO reserve from MIP Adjusted EBITDA, beginning with the fiscal 2007 MIP, primarily because the annual change in LIFO reserve is not a component in the calculation of the MIP Earnings Target (as it cannot be predicted or managed) and is a non-cash charge. In addition, the Committee determined that the LIFO reserve on the Company’s balance sheet as of October 31, 2006 would be added back into MIP Adjusted EBITDA (but not taken into account when establishing the MIP Earnings Target) at the rate of 25% per annum commencing with fiscal 2007 and ending with fiscal 2010.

The Committee utilizes MIP Adjusted EBITDA because it believes it is an important measure of operating performance. Specifically, this measure focuses on the Company’s core operating results by removing the impact of the Company’s capital structure (interest expense from its outstanding debt), asset base (depreciation and amortization), tax consequences, specified non-core operating items, specified non-operating items and specified non-cash items.

The MIP Earnings Target is based upon budgeted MIP Adjusted EBITDA, as well as various other subjective factors intended to properly motivate participants for the achievement of specific strategic or financial goals. The MIP Earnings Target is set at a level that is higher (often times, materially higher) than the Performance Unit Earnings Target (discussed below).

General—Bonus Target.    The bonus target for each employee is set forth as a percentage of base salary and the actual bonus is 0% to 200% of such target based upon MIP Adjusted EBITDA compared to the MIP Earnings Target. For example, an employee receives no bonus if MIP Adjusted EBITDA is less than 80% of the MIP Earnings Target, while an employee would receive a bonus of 200% of the target bonus if the MIP Adjusted EBITDA was 120% or more of the MIP Earnings Target. There is a linear increase in the target bonus between such threshold, target and maximum amounts. Reductions (but not increases) of such bonuses are at the sole discretion of the chief executive officer and chief financial officer.

The bonus targets, as a percentage of base salary, were last revised for Mr. Barba, with respect to his fiscal 2005 compensation, and for Mr. Feeney, with respect to his fiscal 2004 compensation. Messrs. Barba and Feeney first became participants in the MIP in fiscal 2004. On November 1, 2003, the Board approved bonus targets (as a percentage of base salary) for Messrs. Barba and Feeney of 70% and 65%, respectively, which corresponded to the bonus targets of the chief executive officer and chief financial officer of Borden, Inc., a major stockholder of the Company that was entitled at such time to designate four of the ten directors of the Company’s Board. On April 8, 2005, the Board increased the bonus target (as a percentage of base salary) for Mr. Barba to 80% following the Board’s determination that Mr. Barba’s responsibilities with the Company were greater than that of the chief executive officer of Borden, Inc. The Committee confirmed the reasonableness of such bonus targets in connection with the fiscal 2006 Mercer study.

The bonus targets of the other named executive officers were increased from 25% to 50% in fiscal 2006 based upon the Peer Group Median. The Mercer peer group study noted that executive officers in the second through fifth ranking had bonus targets (as a percentage of base salary) ranging from 40% to 60%. The Committee determined that Messrs. Powers, Cron and Vegliante bonus target would be increased to 50% to approximate the Peer Group Median. The Committee believed that Messrs. Powers, Cron and Vegliante, each an Executive Vice President, should have the same bonus target, as a percentage of salary, because they had comparable responsibilities and authority in their areas of expertise.

Fiscal 2009 Analysis.    The following table sets forth summary information regarding the fiscal 2009 MIP:

	MIP Target Bonus		MIP Bonus Earned
Name	% of Base Salary	$	$
J. Brendan Barba	80%	$681,481	$1,153,591
Paul M. Feeney	65	267,871	453,445
John J. Powers	50	155,151	262,636
Paul C. Vegliante	50	140,973	238,636
David J. Cron	50	149,581	253,207

The Committee did not change the bonus targets, as a percentage of base salary, for the named executive officers in fiscal 2009, although the value of such target cash bonus increased by 3% reflecting the base salary increase.

The fiscal 2009 MIP Earnings Target of the Company was approximately $58.1 million. Fiscal 2009 MIP Adjusted EBITDA for the Company was approximately $66.2 million, or 113.9% of the MIP Earnings Target for the Company, which corresponded to a payment of approximately 169.3% of the target bonus of the named executive officers.

Long-Term, Share-Based Incentive Compensation

General—Performance Target.    The Committee grants equity awards under the 2005 Stock Option Plan to Company employees, including named executive officers. Beginning in fiscal 2006, the Committee determined to provide long-term incentive compensation to a limited number of employees, including the named executive officers, in the form of performance units.

Beginning in fiscal 2008, the Committee determined that vesting of the performance units would be based upon the achievement of Performance Unit Adjusted EBITDA compared to the Performance Unit Earnings Target. Performance Unit Adjusted EBITDA for fiscal 2009 was defined as net income before interest expense, income taxes, depreciation and amortization, and share-based compensation expense, and the Performance Unit Earnings Target is budgeted Performance Unit Adjusted EBITDA.

The Committee utilizes Performance Unit Adjusted EBITDA as a performance measure because it believes it is an important measure of operating performance. Specifically, this measure focuses on the Company’s core operating results by removing the impact of its capital structure (interest expense from its outstanding debt), asset base (depreciation and amortization) and tax consequences, as well as the share-based expense. In addition, management uses Performance Unit Adjusted EBITDA for business planning purposes.

If the Company’s Performance Unit Adjusted EBITDA is equal to or exceeds the Performance Unit Earnings Target, no performance units are forfeited. If the Company’s Performance Unit Adjusted EBITDA is between 80% and less than 100% of the Performance Unit Earnings Target, an employee would forfeit such number of performance units equal to (a) the performance units granted multiplied by (b) 1 less (Performance Unit Adjusted EBITDA divided by the Performance Unit Earnings Target). If Performance Unit Adjusted EBITDA is below 80% of the Performance Unit Earnings Target, all performance units are forfeited.

General—Performance Unit Target.    See “—Executive Summary” for historical information as to how the Committee determines the number of performance units granted.

Fiscal 2009 Analysis.    The table below sets forth the number of performance units granted and earned in fiscal 2009 by the named executive officers:

Name	Performance Units Granted and Earned
J. Brendan Barba	59,600
Paul M. Feeney	11,800
John J. Powers	10,200
Paul C. Vegliante	4,600
David J. Cron	300

The target dollar value of the performance units represented the approximate shortfall of target annual compensation compared to the Peer Group Median (which also was increased by 3% from fiscal 2008) for Messrs Barba, Feeney, Powers and Cron. The Committee has historically utilized discretion to increase the target dollar value for performance units based upon strong performance reviews or an increase in responsibilities, although it has only done so to the extent compensation of other executive officers are approximately reduced to ensure an approximate net $0 effect. On the recommendation of Mr. Barba based upon individual performance reviews and Mr. Barba’s recommendation to lower his target dollar value by $100,000, the Committee determined to provide Mr. Vegliante with a target dollar value of approximately $69,000 even though, prior to such changes, Mr. Vegliante’s target annual compensation was already over the Peer Group Median by approximately $31,000. The number of performance units granted was calculated by dividing the approved target dollar value of the long-term incentive compensation by the closing price of the Company’s common stock on the grant date.

The fiscal 2009 Performance Unit Earnings Target was approximately $49.4 million. Fiscal 2009 Performance Unit Adjusted EBITDA was approximately $83.5 million, or 169% of the Performance Unit Earnings Target, and therefore all such performance units were earned.

Timing and Pricing of Share-Based Grants.    The Committee and Board do not coordinate the timing of share-based grants with the release of material non-public information. Performance units are granted at the first Committee or Board regular meeting of the calendar year, and remain subject to the satisfaction of one-year performance measures and a five-year vesting schedule thereafter. The Committee generally establishes dates for regularly scheduled meetings at least a year in advance.

In accordance with the Company’s 2005 Stock Option Plan, the exercise price of each stock option is the closing price of the Company’s common stock on the date approved by the Committee to be the grant date (which date is not earlier than the date the Committee approved such grant).

Stock Ownership Guidelines.    In January 2010, the Board adopted stock ownership guidelines for the executive officers of the Company to increase the alignment of stockholders and executive officers; the guidelines are available on the Investor Relations section of our website at www.aepinc.com. Each executive must own a minimum number of shares of the Company’s common stock equal to a multiple of such person’s base salary (in effect on the later of January 12, 2010 or such date he or she becomes an executive under the guidelines) divided by the share price of the Company’s common stock (as of the close of business on the later of January 12, 2010 or such date he or she becomes an executive under the guidelines). The applicable multiple of Executive’s base salary is as follows: chief executive officer, four times base salary; chief financial officer and executive vice presidents, two times base salary; and all other executive officers, one times base salary. The ownership level must be initially achieved by the later of December 31, 2014 or five years after the executive first becomes subject to the guidelines, and for all periods thereafter as long as such executive remains subject to the guidelines. The guidelines also establish how indirect and/or derivative securities will be taken into account in determining the satisfaction of the guidelines, and the ramifications of non-compliance by the applicable date. The Nominating and Corporate Governance Committee will evaluate whether exceptions should be made for any executive on whom this requirement would impose a financial hardship or prevent such executive from complying with a court order, such as a divorce settlement.

Trading Limitations.    In addition to the restrictions set forth in SEC regulations, the Company has an insider trading policy, which among other things, prohibits directors, executive officers and other employees, with respect to Company’s securities, from trading on a short-term basis (open market purchases and sales within six months), purchasing on margin, short sales, and trading in puts, calls, options or other derivative securities for speculative purposes.

Company Car Allowance

The Committee historically has provided a company car allowance, which it increased for the first time in ten years beginning for fiscal 2008 from $10,000 to $12,000 for Mr. Barba and to $11,000 for the other named executive officers.

Customary Benefits to All Salaried Employees

The Company provides customary benefits such as medical, dental and life insurance and disability coverage to each named executive officer, which also is provided to all other eligible employees. Further, the Company provides vacation and other paid holidays to all employees, including the named executive officers, which are comparable to those provided at similar companies.

2005 Employee Stock Purchase Plan.    All of the Company’s employees are eligible to participate in the 2005 Employee Stock Purchase Plan (the “ESPP”), except those persons who have less than one year of service or whose routine employment is not more than 20 hours per week or five months per year. Eligible employees may authorize payroll deductions of up to 7.5% of their earnings over successive six-month offering periods. The purchase price of the common stock is 85% of the last sale price per share of the common stock on Nasdaq on either the first trading day or the last trading day of the six-month offering period, whichever is lower. In fiscal 2009, Messrs. Powers and Vegliante participated in the ESPP offering period ended December 31, 2008 and acquired 848 shares and 286 shares, respectively, at $14.46 per share, and they also participated in the ESPP offering period ended June 30, 2009 and acquired 719 shares and 261 shares, respectively, at $14.94 per share. No other named executive officers purchased shares in the ESPP in fiscal 2009. The ESPP was revised in December 2009 to comply with revised guidance from the Internal Revenue Service; see “—Tax and Accounting Implications” below for further information.

401(k) Savings and Employee Stock Ownership Plan.    All of the Company’s employees in the United States who have completed 1,000 hours of service during the plan year and are employed on the last day of the plan year may participate in this plan except for union employees at the Company’s California plant. The Company makes cash contributions for each participant equal to 1% of compensation up to a maximum of $245,000 of the person’s annual compensation. The Company also makes cash contributions equal to 100% of the first 3% and 50% of the following 2% of each participant’s 401(k) contribution, with a maximum total annual contribution of 5% of the person’s annual compensation. In fiscal 2009, all named executive officers received the full Company match permitted. In addition, from year to year, the Company may make discretionary contributions to the plan; no discretionary contributions were made in fiscal 2009.

Post-Employment Benefits

Each named executive officer has an employment agreement with the Company, which includes specified severance benefits. In general, cash severance is only paid upon termination by the Company without cause, by the executive for good reason or upon a change of control. The change of control provision is a “double-trigger,” which means that two events must occur for payments to be made (a change of control and the termination of employment); this is consistent with the purpose of the employment agreements, to provide employees or their heirs with a guaranteed level of financial protection upon employment loss. The change of control protection also ensures that executives can advise the Board regarding a potential transaction without being unduly influenced by personal considerations, such as fear of the economic consequences of losing a job as a result of such change of control.

Additionally, certain of the Company’s equity compensation plans and arrangements, including the 2005 Stock Option Plan, permit the Committee to accelerate the vesting of securities granted thereunder upon specified terminations of employment. See “Executive Compensation Tables—Potential Payments Upon Termination or Change-in-Control” for further information on post-employment benefits.

Tax and Accounting Implications

Deductibility of Executive Compensation

The Committee has reviewed the Company’s compensation programs and policies in light of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), which states that annual compensation in excess of $1 million paid to the Company’s chief executive officer and the three other highest compensated executive officers (excluding the chief financial officer) is not deductible by the Company for federal income tax purposes, subject to specified exemptions (the most significant of which is certain performance-based compensation). Amounts payable under the MIP, which was amended in 2008 to comply with Section 162(m) and was approved by stockholders at the 2008 annual meeting of stockholders, and performance unit grants under the 2005 Stock Option Plan are intended to qualify as performance-based compensation in accordance with Section 162(m). Other share-based awards granted under the 2005 Stock

Option Plan also may qualify as performance-based compensation. Tax regulations require the Company to obtain stockholder approval of the material terms of the performance goals every five years in order to qualify for such exemption. In fiscal 2009, all compensation paid to the applicable Section 162(m) executive officers was deductible.

The Committee intends to continue to review the application of Section 162(m) with respect to any future compensation arrangements considered by the Company. To maintain flexibility in compensating the Company’s executive officers to meet a variety of objectives, the Committee does not have a policy that all executive compensation must be tax-deductible.

Nonqualified Deferred Compensation

Section 409A of the Code provides that amounts deferred under nonqualified deferred compensation arrangements will be included in an employee’s income when vested unless certain conditions are met. If the certain conditions are not satisfied, amounts subject to such arrangements will be immediately taxable and employees will be subject to income tax penalties and interest. In December 2008, the Company revised certain of its compensation agreements to ensure that all of the Company’s employment and severance arrangements and benefit plans would satisfy the requirements of Section 409A to allow for deferral without immediate taxation, penalty or interest.

Change in Control Payments

Section 280G of the Code disallows a company’s tax deduction for “excess parachute payments.” For this purpose, parachute payments are generally defined as payments to specified persons that are contingent upon a change of control in an amount equal to or greater than three times the person’s base amount (the five-year average Form W-2 compensation). The excess parachute payments, which are nondeductible, equal the amount of the parachute payments less the base amount. Additionally, Code Section 4999 imposes a 20% excise tax on any person who receives excess parachute payments. The Company does not pay tax gross-ups with respect to such excise tax.

All of the named executive officers currently have employment agreements which entitle them to payments upon termination of their employment following a change in control of the Company that may qualify as “excess parachute payments.” The Company’s 2005 Stock Option Plan also entitles participants to payments in connection with a change of control that may result in excess parachute payments.

Amendments to 2005 Employee Stock Purchase Plan

The Compensation Committee approved certain revisions to the AEP 2005 Employee Stock Purchase Plan in light of final IRS regulations related to employee stock purchase plans effective January 1, 2010, as well as other clean-up revisions. The changes include (1) limiting purchases by participants in any offering period to a maximum of 5,000 shares, subject to adjustment, in order to ensure that the first day of an offering period was considered the date of grant of the option and (2) requiring participants to promptly notify the Company of any sale or other disposition, directly or indirectly, of the shares purchased under the plan to ensure compliance with new IRS reporting requirements.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis (CD&A) in this proxy statement with management, including Messrs. Barba and Feeney. Based upon such review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in the Company’s annual report on Form 10-K for the fiscal year ended October 31, 2009 and the proxy statement for the 2010 annual meeting of stockholders.

The Compensation Committee

Lee C. Stewart, Chairman
Kenneth Avia
Frank P. Gallagher

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

All members of the Compensation Committee during fiscal 2009 were independent directors and none of them is or has been an employee or officer of ours. During fiscal 2009, none of our executive officers served on the compensation committee (or equivalent) or the board of directors of another entity whose executive officer(s) served on the Compensation Committee or Board.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table for Fiscal 2009

The table below summarizes the total compensation paid or earned by the named executive officers in fiscal 2009, 2008 and 2007.

Name and Principal Position	Year (1)	Salary ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
J. Brendan Barba Chairman, President and Chief Executive Officer	2009	$851,851	$1,294,680	$5,424	$1,153,591	$—	$24,250	$3,329,796
	2008	827,040	(89,448)	65,092	—	—	23,500	826,184
	2007	778,680	861,398	152,781	706,991	729	46,250	2,546,829

Paul M. Feeney Executive Vice President, Finance and Chief Financial Officer	2009	412,109	247,139	61,315	453,445	—	23,250	1,197,258
	2008	400,106	(15,346)	91,149	—	—	22,500	498,409
	2007	373,890	155,753	75,046	275,817	—	36,250	916,756

John J. Powers Executive Vice President, Sales and Marketing	2009	310,302	249,350	1,587	262,636	—	23,250	847,125
	2008	301,264	(23,261)	19,039	—	—	22,500	319,542
	2007	282,781	192,066	19,039	136,840	—	31,250	661,976

Paul C. Vegliante Executive Vice President, Operations	2009	281,946	132,510	980	238,636	—	23,250	677,322
	2008	273,734	(19,770)	11,762	—	—	22,500	288,226
	2007	256,052	118,557	11,762	123,906	—	31,250	541,527

David J. Cron Executive Vice President, Manufacturing	2009	299,162	65,325	1,086	253,207	—	23,250	642,030
	2008	290,449	(22,669)	13,031	—	—	22,500	303,311
	2007	272,280	94,094	13,031	131,759	—	31,250	542,414

(1)	Fiscal year: November 1—October 31

(2)	All awards in this column reflect performance unit grants. The amounts in this column represent the (income) expense recognized for financial statement reporting purposes (although estimates for forfeitures related to service-based conditions are disregarded), and therefore may include (income) expense from awards granted in and prior to the applicable fiscal year. The amortization period begins in the month of the award date. Valuation assumptions used in determining the amortization (income) expense are included in notes 7 and 10 of the Company’s audited financial statements included in the Form 10-K for the years ended October 31, 2007 and 2009, respectively. Due to the cash settlement feature, the performance units are liability classified and the (income) expense is remeasured at each balance sheet date based on the market value of the Company’s common stock. No performance units granted in fiscal 2009 were forfeited.

(3)	All awards in this column reflect stock option grants. The amounts in this column represent the expense recognized for financial statement reporting purposes (although estimates for forfeitures related to service-based conditions are disregarded), and therefore may include expense from awards granted in and prior to the applicable fiscal year. The amortization period begins in the month of the award date. Valuation assumptions used in determining the amortization expense are included in notes 7 and 10 of the Company’s audited financial statements included in the Form 10-K for the years ended October 31, 2006 and 2009, respectively.

(4)	Represents a car allowance ($12,000 for Mr. Barba and $11,000 each for Messrs. Feeney, Powers, Cron and Vegliante), and $12,250 contributed by the Company to such person’s account in the 401(k) Savings and Employee Stock Ownership Plan.

Narrative Discussion of Summary Compensation Table

Employment Agreements.    See “—Potential Payments Upon Termination or Change-in-Control” for a description of the material terms of the employment agreements of all named executive officers.

Salary and All Other Compensation.    In fiscal 2007 and prior years, the named executive officers received a perquisite allowance. In fiscal 2008, the perquisite allowance was eliminated and amounts equal to such perquisite allowance were included in base salary. The increase in fiscal 2008 base salary attributed to the former perquisite allowance is: Mr. Barba-$25,000; Mr. Feeney-$15,000; Mr. Powers-$10,000; Mr. Cron-$10,000; and Mr. Vegliante-$10,000.

Stock Awards.    Beginning in fiscal 2006, the Committee determined to provide long-term incentive compensation to the named executive officers in the form of performance units. Each performance unit represents the right to receive, upon vesting and the satisfaction of any required withholding obligation, either one share of the Company’s common stock or the corresponding cash value of such stock or a combination of shares and cash value (at the employee’s option at the time of vesting). The Company achieved at least 100% of the Performance Unit Earnings Target in fiscal 2007 and 2009 and therefore no such performance units were forfeited. The Company did not achieve at least 80% of the Performance Unit Earnings Target in fiscal 2008, and therefore all such performance units were forfeited.

Option Awards.    In fiscal 2004 and prior years, the Committee regularly granted stock options, without related performance goals, to the named executive officers as part of their annual compensation. The December 2003 grants are the only stock options outstanding from the prior compensation program. Mr. Feeney received incentive stock options to purchase 12,000 shares of the Company’s common stock in fiscal 2008.

Non-Equity Incentive Plan Compensation.    The Company achieved 113.9% of the MIP Earnings Target in fiscal 2009, which corresponded to a payment of approximately 169.3% of the target bonus of the named executive officers. The Company did not achieve at least 80% of the MIP Earnings Target in fiscal 2008, and therefore no bonuses were earned in 2008.

Nonqualified Deferred Compensation Earnings.    Directors were previously permitted to defer the annual retainer and meeting fees, and interest accrued on deferred amounts at the rate of 8% per annum until paid (which represented the effective interest rate of the Company’s long-term credit facility in December 1993, the beginning of the deferral program). Mr. Barba had deferred his annual retainer and meeting fees relating to fiscal 1993 to 1996. Effective October 31, 2007, the Board terminated the deferral option for directors and such accounts were paid in fiscal 2008.

Grants of Plan-Based Awards in Fiscal 2009

The following table provides information about equity and non-equity awards granted to the named executive officers in fiscal 2009.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			Grant Date Fair Value of Stock and Option Awards(3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
J. Brendan Barba	N/A	$340,740	$681,481	$1,362,962	—	—	—	$—
	01/12/2009	—	—	—	47,680	59,600	59,600	896,384

Paul M. Feeney	N/A	133,936	267,871	535,742	—	—	—	—
	01/12/2009	—	—	—	9,440	11,800	11,800	177,472

John J. Powers	N/A	77,576	155,151	310,302	—	—	—	—
	01/12/2009	—	—	—	8,160	10,200	10,200	153,408

Paul C. Vegliante	N/A	70,487	140,973	281,946	—	—	—	—
	01/12/2009	—	—	—	3,680	4,600	4,600	69,184

David J. Cron	N/A	74,791	149,581	299,162	—	—	—	—
	01/12/2009	—	—	—	240	300	300	4,512

(1)	Relates to the possible cash bonus payouts under the fiscal 2009 MIP.

(2)	Relates to the performance units granted, subject to forfeiture, under the 2005 Stock Option Plan.

(3)	The grant date fair value is estimated on the date of grant using a Black-Scholes option pricing model. With respect to the performance units, the Company assumed that the target will be met and, therefore, used the market value on the grant date ($15.04) for purposes of determining grant date fair value.

Narrative Discussion of Grants of Plan-Based Awards in Fiscal 2009 Table

MIP.    The bonuses of the named executive officers were subject to the satisfaction of MIP Adjusted EBITDA of the Company. Bonus targets are set forth as a percentage of base salary and the actual bonus is 0% to 200% of such target based upon fiscal 2009 MIP Adjusted EBITDA compared to the MIP Earnings Target. The threshold amount of 50% of the target bonus is based upon achievement of 80% of the MIP Earnings Target, the target amount of 100% of the target bonus is based upon achievement of 100% of the MIP Earnings Target, and the maximum amount of 200% of the target bonus is based upon the achievement of 120% or more of the MIP Earnings Target, with a linear increase in the target bonus between such threshold, target and maximum amounts. Earned bonus amounts for fiscal 2009 were approved by the Compensation Committee on January 6, 2010; such amounts are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Performance Units.    Each performance unit represents the right to receive, upon vesting and the satisfaction of any required withholding obligation, either one share of the Company’s common stock or the corresponding cash value of such stock or a combination of shares and cash value (at the employee’s option on each vesting date). The performance units vest in five equal installments on the first through fifth anniversaries of the grant date, provided the person continues to be employed by the Company on such respective dates. The threshold amount of 80% of the performance units is based upon a Performance Unit Adjusted EBITDA of 80% of the Performance Unit Earnings Target, and the target and maximum amount of 100% of the performance units is based upon a Performance Unit Adjusted EBITDA of 100% or more of the Performance Unit Earnings Target, with a linear increase in the between the threshold and target amounts. Earned performance units for fiscal 2009 were approved by the Compensation Committee on January 6, 2010; the corresponding expense is reported in the “Stock Awards” column of the Summary Compensation Table.

Outstanding Equity Awards at October 31, 2009

The following table presents information on the current holdings of stock options and stock awards by the named executive officers as of October 31, 2009.

Name	Grant Date(1)	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
J. Brendan Barba	05/05/2006	—	—	$—	—	17,880	$623,654
	01/10/2007	—	—	—	—	12,240	426,931
	01/12/2009	—	—	—	—	59,600	2,078,848
	04/15/2002	34,180	—	31.60	04/14/12	—	—
	12/29/2003	50,000	—	9.30	12/28/13	—	—

Paul M. Feeney	05/05/2006	—	—	—	—	3,080	107,430
	01/10/2007	—	—	—	—	2,400	83,712
	01/12/2009	—	—	—	—	11,800	411,584
	04/15/2002	25,000	—	31.60	04/14/12	—	—
	12/29/2003	21,000	—	9.30	12/28/13	—	—
	11/01/2007	2,400	9,600	38.10	10/31/17	—	—

John J. Powers	05/05/2006	—	—	—	—	4,600	160,448
	01/10/2007	—	—	—	—	1,980	69,062
	01/12/2009	—	—	—	—	10,200	355,776

Paul C. Vegliante	05/05/2006	—	—	—	—	3,840	133,939
	01/12/2009	—	—	—	—	4,600	160,448

David J. Cron	06/14/2006	—	—	—	—	2,800	97,664
	01/12/2009	—	—	—	—	300	10,464
	12/29/2003	4,004	—	9.30	12/28/13	—	—

(1)	The stock options and performance units vest in five equal installments on the first through fifth anniversaries of the grant date.

(2)	Based upon the closing price of our common stock on Nasdaq on October 30, 2009, which was $34.88.

Option Exercises and Stock Vested in Fiscal 2009

The following table provides information on the exercise of stock options and the vesting of performance units under the 2005 Stock Option Plan.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
J. Brendan Barba	—	$—	13,020	$256,109
Paul M. Feeney	4,000	122,400	2,340	45,582
John J. Powers	5,850	180,531	2,960	60,017
Paul C. Vegliante	3,614	110,805	1,920	41,798
David J. Cron	—	—	1,400	38,276

(1)	The value realized is based on the number of shares of common stock acquired upon exercise of the stock options multiplied by the difference between the closing price of our common stock on Nasdaq and the exercise price.

(2)	The value realized is based upon the number of performance units received on the vesting date multiplied by the closing price of our common stock on Nasdaq on the vesting date. If Nasdaq is closed on the vesting date, the closing price on the preceding business day is used. Each named executive officer elected to receive cash in lieu of shares, as permitted under the award agreement.

Potential Payments Upon Termination or Change-in-Control

The following section describes potential payments and benefits to the named executive officers under the Company’s compensation and benefit plans and arrangements upon termination of employment or a change of control of the Company as of October 31, 2009. All of the named executive officers have employment agreements with the Company, and certain of the Company’s benefit plans and arrangements contain provisions regarding acceleration of vesting and payment upon specified events.

Company Share-Based Plans

AEP Industries Inc. 1995 Stock Option Plan

The Compensation Committee retains discretionary authority at any time, including immediately prior to or upon a change of control, to accelerate the exercisability of any award, the end of a performance period or termination of any restriction period.

If an employee is terminated for any reason by the Company, or due to disability or retirement, any outstanding stock options that are exercisable as of the termination date may be exercised until the earlier of (A) three months following the termination date and (B) the expiration of the stock option term.

If an employee ceases to be employed due to death, any outstanding stock options will become exercisable in full and the beneficiary may exercise such stock options until the earlier of (A) one year following the date of death and (B) the expiration of the stock option term.

AEP Industries Inc. 2005 Stock Option Plan

The Compensation Committee retains discretionary authority at any time, including immediately prior to or upon a change of control, to accelerate the exercisability of any award, the end of a performance period or termination of any restriction period.

Stock Options

If an employee is terminated for any reason by the Company, or due to disability or retirement, any outstanding stock options that are exercisable as of the termination date may be exercised until the earlier of (A) three months following the termination date and (B) the expiration of the stock option term.

If an employee ceases to be employed due to death, any outstanding stock options will become exercisable in full and the beneficiary may exercise such stock options until the earlier of (A) one year following the date of death and (B) the expiration of the stock option term.

Performance Units

The performance units will immediately vest (subject to pro-ration, if such termination event occurs during or as of the end of the fiscal year in which the initial grant was made) in the event of (A) the death of an employee, (B) the permanent disability of an employee (within the meaning of the Internal Revenue Code of 1986, as amended) or (C) a termination of employment due to the disposition of any asset, division, subsidiary, business unit, product line or group of the Company or any of its affiliates. In the case of any other termination, any unvested performance units will be forfeited.

AEP Industries Inc. 2009 Management Incentive Plan

If an employee is terminated during the performance period:

•	due to employee’s voluntary termination, no bonus will be earned;

•	due to unsatisfactory performance or other cause, no bonus will be earned;

•	due to job elimination or reorganization, the bonus will be paid, if the MIP Earnings Target is achieved, on a pro-rata basis as of the termination date; and

•	due to death, the bonus will be paid, if the MIP Earnings Target is achieved, on a pro-rata basis as of the termination date.

If any employee is disabled for more than 30 days during the performance period, then the bonus may only be earned for fiscal quarters in which the employee worked more than 60 days.

The payment of pro-rata bonuses will only be made if the applicable performance measure is satisfied for the applicable year.

Employment Agreements

Each named executive officer is a party to an employment agreement effective November 1, 2004. The employment agreements provided for an initial term of three years, and are extended for successive one-year periods unless either party gives sufficient notice.

The employment agreements established a base salary as of November 2004, with annual increases guaranteed to be at least equal to the percentage increase in the Consumer Price Index for all Urban Consumers for the New York-Northeastern New Jersey metropolitan area as published by the Bureau of Labor & Statistics for the twelve-month period ended on the September 30th immediately prior to the applicable fiscal year. The Committee may increase base salaries further at its discretion.

The named executive officers are also entitled to an annul bonus pursuant to the MIP. Grants of share-based compensation awards are determined by the Board or Compensation Committee, in their sole discretion. The named executive officers are entitled to coverage under all employee pension and compensation programs, plans and practices that are available generally to the Company’s senior executives.

Termination Due to Death or Disability, By Company For Cause or By Executive Without Good Reason

If the named executive officer’s employment is terminated by reason of death or disability, by the Company for cause or by the executive without good reason, the executive will receive:

•	earned but unpaid base salary through the termination date (payable in accordance with ordinary payroll practices);

•	earned but unpaid bonus for the prior fiscal year (payable at the same time payment is made to participants employed through the end of the fiscal year);

•	if other than for cause, a pro-rata portion of the bonus for the current fiscal year (payable at the same time payment is made to participants employed through the end of the fiscal year);

•	if due to death or disability, payment for any accrued and unused vacation; and

•	the continuation of benefits through the termination date, or in cases of death or disability, in accordance with the terms of the Company’s plans and policies.

The named executive officer’s employment will terminate immediately upon death. If the named executive officer has a disability during the employment period, the Company may terminate such employee by giving at least 30 days written notice of such termination. Disability is defined as:

•

if the person has elected coverage under the Company’s long-term disability plan, the person’s inability to perform the duties and obligations required by the job by reason of any medically determined physical or mental impairment, as determined in accordance with the provisions of the long-term disability coverage of the Company’s plan; or

•

if the person has not elected coverage under the Company’s long-term disability plan, any medically determined physical or mental impairment by the Compensation Committee or the Company’s insurers, and acceptable to such executive, that prevents such person from performing the duties and obligations required by such person’s job for more than 90 days during any 180-day consecutive period.

“Cause” is defined as:

•

the commission of a crime of moral turpitude or a felony involving financial misconduct, moral turpitude or which has resulted, or reasonably may result, in adverse publicity regarding such executive or the Company or economic injury to the Company;

•

a dishonest or a willful act or omission that has resulted, or reasonably may result, in adverse publicity regarding such executive or the Company or demonstrable and serious economic injury to the Company; or

•

a material breach of the employment agreement or any other agreement between such executive and the Company or any of its subsidiaries or affiliates (other than as a result of a disability or other factors outside such person’s control), after notice and a reasonable opportunity to cure, if cure is possible.

“Good reason” is defined as:

•	any material breach by the Company of the employment agreement;

•

a significant diminution in the responsibilities or authority of such person which are materially inconsistent with such person’s position, except for an insubstantial and inadvertent diminution that is remedied promptly after notice or if such person is terminated for cause or disability; or

•	a significant diminution in base salary and bonus, except for general compensation reductions not limited to any particular person.

Further, the executive must notify the Company of the event qualifying for a “good reason” termination, and the Company will have failed to cure such events within 15 days, in the case of a material breach of the employment agreement, or within 30 days for any other reason.

Termination By Company Subsequent to Change in Control or Other than for Cause, Death or Disability or by Executive with Good Reason.    If the named executive officer’s employment is terminated within 30 days of a change in control or other than for cause, death or disability, or by the executive for good reason, the executive will receive:

•

severance payments equal to two times such executive’s (A) annual base salary in effect immediately prior to the event giving rise to the termination (payable in equal pro-rata installments over two years in accordance with ordinary payroll practices, but no less frequently than semi-monthly) and (B) the bonus earned for the fiscal year immediately preceding the fiscal year in which the termination event occurs (payable at the same time payment is made to participants employed through the end of the fiscal year);

•	a pro-rata portion of the bonus for the current fiscal year (payable at the same time payment is made to participants employed through the end of the fiscal year);

•	payment for any accrued and unused vacation; and

•

continued participation in Company’s medical and dental plans at normal contribution rates, ending on the earlier of (A) the last day of the severance period or (B) until the Company ceases to be obligated to make such payments under COBRA.

A “change in control” (referred to as a “discontinuation event”) is defined as:

•

any person or group that becomes the beneficial owner of 50% or more of the voting power of the Company, except for those persons in control as of November 1, 2004, any person acting on behalf of the Company in a public equity distribution or a trustee or other fiduciary under an employee benefit plan of the Company;

•

as a result of, or in connection with, any tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing, the persons who were directors of the Company prior to the transaction will cease to be a majority of the Board of the Company or any successor to the Company or its assets; or

•

if at any time (A) the Company consolidates with or merges with any other person and the Company is not the continuing or surviving corporation, (B) any person will consolidate with or merge with the Company, the Company is the continuing or surviving corporation, and in connection therewith, all or part of the outstanding stock of the Company will be changed into or exchanged for stock or other securities of any other person or cash, (C) the Company will be party to a statutory share exchange with any other person after which the Company is a subsidiary of any other person, or (D) the Company will sell or otherwise transfer 50% or more of the assets or earning power of the Company and its subsidiaries, taken as a whole, to any person.

Confidentiality, Non-Solicit and Non-Compete.    The employment agreements also contain customary confidentiality terms, as well as non-solicitation and non-competition provisions effective until the later of (A) the second anniversary of the termination date or (B) the first anniversary of the date the executive ceases to receive any payments from the Company related to salary, bonus or severance. If the executive violates any of the foregoing, the Company’s payment obligations under the employment agreement ceases.

Change In Control/Severance Payment Table

The following table estimates the potential payments and benefits to the named executive officers upon termination of employment or a change in control, assuming such event occurred on October 31, 2009. These estimates do not reflect the actual amounts that will be paid to such persons upon such events, the amounts of which would only be known at the time the persons become eligible for payment and would be payable only if the specified event occurs.

The table assumes that all fiscal 2009 performance units are earned, and that the Committee exercises its discretion to accelerate all other unvested share-based awards as of October 31, 2009 for any termination of employment and upon a change of control (with or without termination), except in respect of terminations for cause or resignation without good reason. The table reflects the intrinsic value of such acceleration, which is (A) for each unvested stock option, $34.88 less the exercise price, and (B) for each unvested performance unit, $34.88. $34.88 represents the closing price of the Company’s common stock on Nasdaq on October 30, 2009. Further, the table assumes the MIP bonus to be paid at 169% of target for fiscal 2009.

The following items are not reflected in the table set forth below:

•	Earned and unpaid salary and accrued and unused vacation through October 31, 2009.

•	Costs of COBRA or any other mandated governmental assistance program to former employees.

•	Amounts outstanding under the Company’s 401(k) plan.

•	Disability insurance proceeds and term life insurance proceeds (excluding any supplemental benefits with premiums paid solely by the employee) in the following amounts:

Name	Term Life Insurance(1)	Annual Long-Term Disability(2)
J. Brendan Barba	$100,000	$200,000
Paul M. Feeney	100,000	200,000
John J. Powers	100,000	200,000
Paul C. Vegliante	100,000	200,000
David J. Cron	100,000	200,000

(1)	Employees receive term life insurance in the amount of their base salary, with a maximum of $100,000.

(2)	The Company’s plan provides for monthly payments, with a maximum of $16,667 per month, in accordance with a formula related to base salary.

Change of Control and Severance Payments

(in dollars)

Named Executive Officer	Cash Severance	Acceleration of Share- Based Awards	Miscellaneous Health Benefits(1)	Total
J. Brendan Barba
Retirement	$—	$3,129,434	$—	$3,129,434
Death	—	3,129,434	—	3,129,434
Disability	—	3,129,434	—	3,129,434
By Company (for cause)	—	—	—	—
By Executive (without good reason)	—	—	—	—
By Company (without cause)	2,857,293	3,129,434	5,875	5,992,602
By Executive (for good reason)	2,857,293	3,129,434	5,875	5,992,602
Change in Control (without termination of employment)	—	3,129,434	—	3,129,434
Change in Control (with termination of employment)	2,857,293	3,129,434	5,875	5,992,602
Paul M. Feeney
Retirement	—	594,998	—	594,998
Death	—	594,998	—	594,998
Disability	—	594,998	—	594,998
By Company (for cause)	—	—	—	—
By Executive (without good reason)	—	—	—	—
By Company (without cause)	1,805,291	594,998	5,875	2,406,164
By Executive (for good reason)	1,805,291	594,998	5,875	2,406,164
Change in Control (without termination of employment)	—	594,998	—	594,998
Change in Control (with termination of employment)	1,805,291	594,998	5,875	2,406,164
John J. Powers
Retirement	N/A	N/A	N/A	N/A
Death	—	585,286	—	585,286
Disability	—	585,286	—	585,286
By Company (for cause)	—	—	—	—
By Executive (without good reason)	—	—	—	—
By Company (without cause)	883,240	585,286	5,875	1,474,401
By Executive (for good reason)	883,240	585,286	5,875	1,474,401
Change in Control (without termination of employment)	—	585,286	—	585,286
Change in Control (with termination employment)	883,240	585,286	5,875	1,474,401
Paul C. Vegliante
Retirement	N/A	N/A	N/A	N/A
Death	—	294,387	—	294,387
Disability	—	294,387	—	294,387
By Company (for cause)	—	—	—	—
By Executive (without good reason)	—	—	—	—
By Company (without cause)	802,528	294,387	5,875	1,102,790
By Executive (for good reason)	802,528	294,387	5,875	1,102,790
Change in Control (without termination of employment)	—	294,387	—	294,387
Change in Control (with termination of employment)	802,528	294,387	5,875	1,102,790

Named Executive Officer	Cash Severance		Acceleration of Share- Based Awards		Miscellaneous Health Benefits(1)		Total
David J. Cron
Retirement	$	N/A	$	N/A	$	N/A	$	N/A
Death		—		108,128		—		108,128
Disability		—		108,128		—		108,128
By Company (for cause)		—		—		—		—
By Executive (without good reason)		—		—		—		—
By Company (without cause)		851,531		108,128		5,875		965,534
By Executive (for good reason)		851,531		108,128		5,875		965,534
Change in Control (without termination of employment)		—		108,128		—		108,128
Change in Control (with termination of employment)		851,531		108,128		5,875		965,534

(1)	The Company pays the health benefit claims of its covered employees up to a stop loss gap and also pays a monthly administrative fee. The amounts in this column represent (A) an estimated dollar amount paid the Company per covered employee based upon the Company’s recent historical average of claims paid and (B) the administrative fee.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Family Relationships between Directors and Executive Officers

Messrs. Powers and Vegliante are son-in-laws of Mr. Barba. Additionally, Mr. Barba and Mr. Cron are cousins. Linda N. Guerrera, an executive officer, is the daughter-in-law of Mr. Feeney.

As of February 16, 2010, Mr. Barba and members of his immediate family owned or controlled the right to vote 1,301,825 shares of our common stock, in aggregate, representing 19% of our outstanding shares as of such date. We believe Mr. Barba and members of his immediate family will vote their shares of our common stock in favor of the nominees for election to the Board and the ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal 2010. Please note that Mr. Barba and members of his immediate family disclaim “group” status under Section  13(d) of the Exchange Act of 1934.

Related Person Transactions

Under SEC rules, a related person transaction is any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest. A “related person” is a director, officer, nominee for director or a more than 5% stockholder since the beginning of the Company’s last completed fiscal year, and their immediate family members.

The Audit Committee is responsible for review and approval or ratification of related person transactions involving the Company or its subsidiaries to ensure there are no conflicts of interest. The Company’s Code of Conduct sets forth the Company’s written policy on procedures for reviewing and approving or ratifying potential conflicts of interests, which include related person transactions. The Code of Conduct requires officers and directors to provide full disclosure of any potential conflicts of interest to the Audit Committee, while other Company employees must provide such information to the Company’s compliance officer. Persons are encouraged to speak with the Company’s compliance officer (or, if an officer or director, to members of the Audit Committee) if there is any doubt as to whether a transaction could comprise a conflict of interest. Further, the Company’s officers and directors are required to complete annual questionnaires in connection with the proxy statement for the annual meeting of stockholders, which includes questions regarding potential and ongoing related person transactions.

If a related person transaction is proposed, the Audit Committee reviews such transaction to ensure that the Company’s involvement in such transactions is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and is in the best interests of the Company and its stockholders. The Audit Committee affirmatively determined that none of the related person transactions below constituted a conflict of interest.

Mr. Gelbard, a director, is Of Counsel at Warshaw Burstein Cohen Schlesinger & Kuh, LLP, an entity that provides legal services to us. We paid $120,773 to such law firm for legal services in fiscal 2009, and we paid $12,794 to such firm for legal services in fiscal 2010 through February 16, 2010.

Mr. Barba’s first cousin, who is also the brother of Mr. Cron, is a principal of a company used for certain printed form requirements. We regularly use a competitive bid process regarding this work. We paid $72,855 to such vendor for services in fiscal 2009, and we paid $20,212 to such vendor for services in fiscal 2010 through February 16, 2010.

Mr. Feeney’s son-in-law is a principal of the publisher of our annual report to stockholders and certain advertising material. Competitive bids were solicited by an independent business consultant in June 2004. We paid $107,180 to such vendor for services in fiscal 2009, and we paid $3,280 to such vendor for services in fiscal 2010 through February 16, 2010.

In September 2008, Mr. Powers’ brother became the principal of a distributor who purchases product from us. Prior to such date, he was a sales representative in the FIAP Films Division of the Company from May 2002 to September 2008. We sold $501,627 of product to such distributor in fiscal 2009, and we sold $134,323 of product to such distributor in fiscal 2010 through February 16, 2010.

The brother of Linda N. Guerrera, our Vice President and Controller, is a partner of Skadden, Arps, Slate, Meagher & Flom LLP, an entity that provides legal services to us. We paid $278,000 for legal services in fiscal 2009 and we paid $49,424 to such firm for legal services in fiscal 2010 through February 16, 2010.

Mr. Feeney’s daughter-in-law, Linda N. Guerrera, is an executive officer of the Company. Ms. Guerrera is party to an employment agreement with the Company effective November 1, 2008; the agreement is substantially identical to the existing employment agreements entered into with each of the named executive officers. In fiscal 2009, she earned $388,696 in total compensation, which consisted of a base salary of $200,018, an MIP bonus of $84,647, performance units having an expense of $91,451, stock options having an expense of $330 and $12,250 contributed by the Company to her account in the 401(k) Savings and Employee Stock Ownership Plan.

Mr. Barba’s first cousin, Robert Cron, who is also the brother of Mr. Cron, is our Executive Vice President, National Accounts. In fiscal 2009, he earned $328,271 in total compensation, which consisted of a base salary of $262,157, an MIP bonus of $29,209, performance units having an expense of $23,961, stock options have an expense of $694, and $12,250 contributed by the Company to his account in the 401(k) Savings and Employee Stock Ownership Plan.

Mr. Barba’s first cousin, Mark Cron, who is also the brother of Mr. Cron, is a sales representative in our Custom Films Division. In fiscal 2009, he earned $124,171 in total compensation, which consisted of a base salary of $53,000, commission of $65,177 and $5,994 contributed by the Company to his account in the 401(k) Savings and Employee Stock Ownership Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership (as defined in Rule 13d-3 of the Exchange Act) of our common stock as of February 16, 2010 by (A) each of the directors and named executive officers, (B) all of the directors and executive officers as a group, and (C) to our knowledge, beneficial owners of more than 5% of our common stock. As of February 16, 2010, there were 6,849,568 shares of our common stock outstanding. Unless otherwise indicated and subject to applicable community property laws, each owner has sole voting and investment powers with respect to the securities listed below.

Name of Beneficial Owner	Shares Owned(1)	Right to Acquire(2)	Aggregate Percent of Class
Kenneth Avia	—	10,000	*
J. Brendan Barba(3)(4)	680,251	84,180	11.0
Robert T. Bell	1,200	2,400	*
Richard E. Davis	—	6,000	*
Paul M. Feeney(4)(5)	638,849	29,800	9.7
Frank P. Gallagher	1,000	5,000	*
Paul E. Gelbard	710	9,000	*
Daniel D. Khoshaba(6)	955,267	—	13.9
Lawrence R. Noll	5,036	2,255	*
Lee C. Stewart	—	12,000	*
John J. Powers(4)(7)	928,181	—	13.6
Paul C. Vegliante(4)(8)	854,075	—	12.5
David J. Cron	1,928	4,004	*
Executive officers and directors as a group (15 persons)	2,357,699	164,639	36.0
KSA Capital Management, LLC, et al.(9) 4 Essex Avenue, Fourth Floor Bernardsville, NJ 07924	955,267	—	13.9
JMB Capital Partners Master Fund, L.P., et al.(10) c/o Smithwood Advisers, L.P. 1999 Avenue of the Stars, Suite 2040 Los Angeles, CA 90067	671,900	—	9.8
Barclays Global Investors, NA, et al.(11) 45 Fremont Street San Francisco, CA 94105	402,481	—	5.9

*	Less than one percent.

(1)	These amounts include the following number of shares credited under our 401(k) Savings Plan and Employee Stock Ownership Plan as of February 16, 2010: Mr. Barba,4,444 shares; Mr. Feeney, 4,444 shares; Mr. Noll, 3,978 shares; Mr. Powers, 4,390 shares; Mr. Cron, 0 shares; and Mr. Vegliante, 4,160 shares. ‘Executive officers and directors as a group’ include 25,921 shares credited under such plan.

(2)	These amounts reflect the number of shares that such holder could acquire through the exercise of stock options within 60 days of February 16, 2010.

(3)	Includes 5,496 shares held by Mr. Barba’s spouse and 609 shares held by Mr. Barba’s spouse in our 401(k) Savings Plan and Employee Stock Ownership Plan, as to which Mr. Barba disclaims beneficial ownership.

(4)	Includes 580,341 shares of common stock in two Grantor Retained Annuity Trusts (“GRATs”) that were initially established by Mr. Barba. The trustees for each GRAT are Mr. Feeney and two daughters of Mr. Barba (who are also the spouses of Messrs. Powers and Vegliante and the co-beneficiaries of each GRAT).

(5)	Includes 5,000 shares held by Mr. Feeney’s spouse, as to which he disclaims beneficial ownership.

(6)	See footnote 9 for a description of shares beneficially owned by Mr. Khoshaba.

(7)	Includes 322,725 shares held by Mr. Powers’ wife and 20,725 shares held by Mr. Powers’ wife in trust for his minor children.

(8)	Includes 265,960 shares held by Mr. Vegliante’s wife.

(9)	Based on Schedule 13D/A (Amendment No. 3) filed with the SEC on February 17, 2010 by KSA Capital Management, LLC and Daniel Khoshaba, the managing member. In the Schedule 13D/A, all persons report shared voting and dispositive power over all of such shares.

(10)	Based on Schedule 13G/A (Amendment No. 5) filed with the SEC on February 8, 2010 by JMB Capital Partners Master Fund, L.P. (“JMB”), Smithwood Advisers, L.P., Smithwood General Partner, LLC, Smithwood Partners, LLC, and Jonathan Brooks. JMB owns the shares directly, while all other entities may be deemed to indirectly beneficially own the shares (although each such person disclaims beneficial ownership except to the extent of their pecuniary interest therein). Mr. Brooks is the managing member of Smithwood Partners, LLC, which is the general partner of JMB. Mr. Brooks is also the controlling owner and managing member of Smithwood General Partner, LLC, which is the general partner of Smithwood Advisers, L.P., JMB’s investment adviser. In the Schedule 13G/A, all persons report shared voting and dispositive power over all of such shares.

(11)	Based on Schedule 13G filed with the SEC on February 5, 2009 by Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, Ltd, Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited, and Barclays Global Investors (Deutschland) AG. Barclays Global Investors, NA has sole power to vote 270,372 shares and sole power to dispose 270,647 shares. Barclays Global Fund Advisors has sole power to vote and dispose of 131,834 shares.

AUDIT COMMITTEE REPORT

The Board has determined that each of the members of the Audit Committee are independent under applicable rules and regulations of Nasdaq and the SEC. The Audit Committee operates under a written charter approved by the Board, which is reviewed annually by the Audit Committee and the Board, and is posted on the Investor Relations section of the Company’s website at www.aepinc.com.

As described more fully in its charter, the purpose of the Audit Committee is to assist the Board in its general oversight of the Company’s financial reporting and internal controls functions, inquire about significant risks and review and assess the control and risk management processes established to monitor those risks, monitor compliance with significant legal and regulatory requirements, and the Audit Committee is directly responsible for the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm, currently KPMG LLP (“KPMG”). See “Audit Committee Matters” below for a description of the Committee’s pre-approval policies regarding KPMG services. The Audit Committee further has the authority to engage independent advisors as it determines appropriate, apart from counsel or advisors hired by management. Management has the primary responsibility for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls and compliance with applicable laws and regulations. KPMG is responsible for performing an independent audit of the Company’s consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (U.S.) (“PCAOB”) and for expressing their opinions thereon.

During fiscal 2009, among other matters, the Audit Committee:

•	Reviewed and discussed with management and KPMG the unaudited quarterly financial statements included in Form 10-Qs filed with the SEC.

•

Reviewed and discussed with management and KPMG the audited consolidated financial statements for fiscal 2009, and KPMG’s opinion thereon, included in the Form 10-K filed with the SEC and the annual report delivered to stockholders.

•

Reviewed and discussed with management its assessment and report, and reviewed and discussed with KPMG its opinion, on the effectiveness of the Company’s internal control over financial reporting as of October 31, 2009.

•	Discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication With Audit Committees).

•

Received the written disclosures and the letter from KPMG required by the applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence, and discussed with KPMG its independence with respect to the Company, including any relationships which may impact its objectivity and independence and whether the provision of specified non-audit services is compatible with the auditors’ independence under current guidelines.

Based on the foregoing, the Audit Committee recommended to the Board that the audited consolidated financial statements of the Company be included in the Company’s annual report on Form 10-K for the year ended October 31, 2009, which was filed with the SEC on January 14, 2010.

Submitted by the Audit Committee:

Robert T. Bell, Chairman
Kenneth Avia
Richard E. Davis
Lee C. Stewart

AUDIT COMMITTEE MATTERS

Pre-Approval Policies and Procedures

In accordance with Audit Committee policy and applicable law, the Audit Committee must pre-approve all services to be provided by KPMG, including audit services, audit-related services, tax services and other services. In determining whether to pre-approve such services, the Audit Committee must consider whether the provision of such services is consistent with the independence of KPMG. Generally, the full Audit Committee provides pre-approval for up to a year related to a particular defined task or scope of work and subject to a specific budget. In other cases, the chair of the Audit Committee may pre-approve such services between committee meetings pursuant to delegated authority from the Audit Committee; the chair then communicates such pre-approvals to the full Audit Committee at the next regularly scheduled meeting.

KPMG Fees

The following table sets forth the fees we were billed for audit and other services provided by KPMG in fiscal 2009 and 2008. All of such services described below were approved in conformity with the Audit Committee’s pre-approval policies and procedures described above.

	Fiscal 2009	Fiscal 2008
Audit Fees(1)	$1,263,191	$1,368,162
Audit-Related(2)	36,485	97,845
Tax Fees(3)	6,107	860

Total Fees	$1,305,783	$1,466,867

(1)	Audit fees in fiscal 2009 consisted of fees related to the annual audit of our financial statements and the audit of the effectiveness of internal controls over financial reporting. Audit fees in fiscal 2008 consisted of fees related to the annual audit of our financial statements, the audit of the effectiveness of internal controls over financial reporting and the review of Form 8-Ks related to sale of AEP Netherlands and the acquisition of Atlantis Plastics.

(2)	Audit-related fees in fiscal 2009 consisted of fees for audits of the financial statements of certain employee benefit plans. Audit-related fees in fiscal 2008 consisted principally of fees for audits of the financial statements of certain employee benefit plans and due diligence work performed related to the sale of AEP Netherlands.

(3)	Tax fees consisted of fees for tax consultation and tax compliance services.

PROPOSAL NO .2—

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2010

In accordance with applicable law, the Audit Committee has ultimate authority and responsibility to appoint, compensate, evaluate and, when appropriate, replace our independent registered public accounting firm. In January 2010, the Audit Committee reappointed KPMG to be our independent registered public accounting firm for fiscal 2010.

As the Audit Committee has responsibility for the appointment of our independent registered public accounting firm, your ratification of the appointment of KPMG is not necessary. However, the Audit Committee will take your vote on this proposal into consideration when appointing our independent registered public accounting firm in the future. Even if the stockholders ratify the appointment of KPMG, the Audit Committee may in its sole discretion terminate the engagement of KPMG and direct the appointment of another independent auditor at any time during the year, although it has no current intent to do so.

Representatives of KPMG will attend the meeting, will make a statement, if they desire to do so, and will answer appropriate questions from our stockholders.

The Board recommends that you vote FOR the ratification of the Audit Committee’s appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2010.

ADDITIONAL INFORMATION

Equity Compensation Plans

The following table sets forth certain information as of October 31, 2009 concerning our equity compensation plans:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	489,264	(1)	$20.66	(2)	721,840	(3)
Equity compensation plans not approved by security holders	—		—		—

Total	489,264		$20.66		721,840

(1)	Consists of (a) 191,644 outstanding options for our common stock under the 1995 Stock Option Plan, (b) 63,800 outstanding options for our common stock under the 2005 Stock Option Plan and (c) 233,820 performance units under the our 2005 Stock Option Plan. Upon vesting of each performance unit, employees have the option to receive one share of the Company’s common stock or the equivalent cash value or a combination of both. This column assumes the satisfaction in full of the performance unit target earnings and the election by all employees to receive common stock upon the vesting of the performance units. However, in January 2010, several employees elected to receive cash in lieu of common stock upon vesting of performance units on such date and therefore the number of performance units included in the table overstates the expected dilution by such amount.

(2)	Excludes performance units, which have no exercise price.

(3)	Consists of 590,634 shares of common stock that may be issued pursuant to stock options, performance units and other equity awards under our 2005 Stock Option Plan. No additional options may be issued under the 1995 Stock Option Plan. Also consists of 131,206 shares of common stock available for issuance under the 2005 Employee Stock Purchase Plan. This amount includes 17,285 shares that were purchased under the 2005 Employee Stock Purchase Plan for the six-month offering period ended December 31, 2009.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, our executive officers and persons who beneficially own more than 10% of a registered class of our equity securities (“insiders”) to file reports with the SEC regarding their pecuniary interest in our equity securities and any changes thereto, and to furnish copies of these reports to us. Based on our review of the insiders’ forms furnished to us or filed with the SEC and representations made by the directors and applicable executive officers, no insider failed to file on a timely basis a Section 16(a) report in fiscal 2009, except that: KSA Capital Management, LLC and Daniel Khoshaba, joint filers, filed a late Form 3 and filed five late Form 4s with an aggregate of 48 open market purchase transactions.

Availability of Fiscal 2009 Annual Report to Stockholders

SEC rules require us to provide a copy of our fiscal 2009 annual report to stockholders who receive this proxy statement. Our fiscal 2009 annual report to stockholders includes our annual report on Form 10-K for fiscal 2009 (including certain exhibits). We will also provide copies of our fiscal 2009 annual report to stockholders to brokers, dealers, banks, voting trustees and their nominees for the benefit of beneficial owners.

Additional copies of the fiscal 2009 annual report to stockholders (excluding certain exhibits or documents incorporated by reference in our annual report on Form 10-K for fiscal 2009) are available to stockholders at no charge upon written request to: Investor Relations, AEP Industries Inc., 125 Phillips Avenue, South Hackensack, NJ 07606 or in the Investor Relations section of our website at www.aepinc.com.

Requirements for Submission of Stockholder Proposals and Nominations for 2011 Annual Meeting

Under the rules of the SEC, if a stockholder wants us to include a proposal in our proxy statement and form of proxy for presentation at our 2011 annual meeting of stockholders (pursuant to Rule 14a-8 of the Exchange Act), the proposal must be received by us at our principal executive offices (Corporate Secretary, AEP Industries Inc., 125 Phillips Avenue, South Hackensack, NJ 07606) by the close of business on October 29, 2010. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

Any stockholder director nomination or proposal of other business intended to be presented for consideration at the 2011 annual meeting, but not intended to be considered for inclusion in our proxy statement and form of proxy relating to such meeting (i.e. not pursuant to Rule 14a-8 of the Exchange Act), must be received by us at the address stated above not less than 90 days nor more than 120 days before the first anniversary of the date of the 2010 annual meeting. Therefore, such notice must be received between December 14, 2010 and the close of business on January 13, 2011 to be considered timely. However, if our 2011 annual meeting occurs more than 30 days before or 60 days after April 13, 2011, we must receive nominations or proposals (A) not later than the close of business on the later of the 90th day prior to the date of the 2011 annual meeting or the 10th day following the day on which public announcement is made of the date of the 2011 annual meeting, and (B) not earlier than the 120th day prior to the 2011 annual meeting.

The above-mentioned proposals must also be in compliance with our By-Laws and the proxy solicitation rules of the SEC and Nasdaq, including but not limited to the information requirements set forth in our By-Laws. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with the foregoing and other applicable requirements.

Solicitation by Board; Expenses

We will pay the cost of preparing, assembling, and mailing the proxy materials. We have requested banks, brokers and other nominees to send the proxy materials to, and to obtain proxies from, the beneficial owners and we will reimburse such record holders for their reasonable expenses in doing so. In addition, our directors, officers and regular employees may solicit proxies by mail, telephone, facsimile or in person, but they will not receive any additional compensation for such work.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on April 13, 2010

The 2010 proxy statement and fiscal 2009 annual report are available at https://materials.proxyvote.com/001031.

Your cooperation in giving this matter your immediate attention and in voting your proxies promptly is appreciated.

By Order of the Board of Directors,

James B. Rafferty
Vice President, Treasurer and Secretary
February 26, 2010

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AEP INDUSTRIES INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS - APRIL 13, 2010

The undersigned, a stockholder of AEP INDUSTRIES INC., hereby appoints Paul M. Feeney and James B. Rafferty, and each of them, with full power of substitution, as proxies to represent and vote all shares of common stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on Tuesday, April 13, 2010, at 10:00 A.M., local time, or at any postponements or adjournments thereof.

The undersigned hereby instructs said proxies or their substitutes to vote as specified on the reverse side of this card on each of the listed matters and in their discretion on any other matters which may properly come before the meeting or any postponement or adjournment thereof.

(Continued on reverse side.)

¢	14475	¢

ANNUAL MEETING OF STOCKHOLDERS OF

AEP INDUSTRIES INC.

April 13, 2010

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at https://materials.proxyvote.com/001031

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

ê  Please detach along perforated line and mail in the envelope provided.  ê

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THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS NO. 1 AND 2 PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

			FOR	AGAINST	ABSTAIN
1. Election of Class C Directors:		2. Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending October 31, 2010	☐	☐	☐
☐FOR ALL NOMINEES ☐WITHHOLD AUTHORITY	NOMINEES: O J. Brendan Barba O Richard E. Davis O Lee C. Stewart
FOR ALL NOMINEES ☐FOR ALL EXCEPT (See instructions below)

The shares represented by this Proxy will be voted as directed. If no direction is indicated as to Items 1 or 2: (i) if the shares are subject to the AEP Industries Inc. 401(k) and Employee Stock Ownership Plan, the shares will not be voted for such Item(s), and (ii) if the shares are otherwise owned, the shares will be voted “FOR” such Item(s).

Electronic Access to Future Documents

If you would like to receive future shareholder communications via e-mail exclusively and no longer receive any material by mail please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

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Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If signing as a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signing as a partnership, please sign in partnership name by authorized person.

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